SECURITIES AND EXCHANGE COMMISSION

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

 ZEONS GLOBAL, INC.
(Exact Name of Registrant in its Charter)

Delaware	1389	32-0314317
(State or other Jurisdiction of Incorporation)	(Primary Standard Classification Code)	(IRS Employer Identification No.)

ZEONS GLOBAL, INC.
2961 W. MacArthur Blvd., Ste. 131
Santa Ana, CA 92704
Tel.: (888) 582-1118
Fax: 928-447-5769
(Address and Telephone Number of Registrant’s Principal
Executive Offices and Principal Place of Business)

Harvard Business Services, Inc.
 16192 Coastal Highway
Sussex County, Delaware
Tel. No.: (302) 645-7400
 (Name, Address and Telephone Number of Agent for Service)

Copies of communications to:
Asim Khan
2961 W. MacArthur Blvd., Ste. 131
Santa Ana, CA 92704
ak@zeonsglobal.com
(949) 274-7358

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price per share (1)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration fee
Common Stock, $0.001 par value per share	1,000,000	$25.00	$25,000,000	$2,902.50

(1)   The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(a). Our common stock is not traded on any national exchange and was determined in accordance with Rule 457. The price of $25.00 is a fixed price at which ZEONS and the selling security holders may sell their shares until our common stock is quoted on the OTCBB at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission (“SEC”) is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Subject to completion, dated January 13, 2012

1,000,000 SHARES OF COMMON STOCK

ZEONS Global, Inc. ( below referred to as “we”, “us”, “our”, “Company” and “ZEONS” ) is offering a maximum of  1,000,000 shares of its common stock $.001 par value for sale at $25.00 per share on a best-efforts basis (the “Offering”). There will be no underwriter or broker/dealer involved in the transaction and there will be no commissions paid to any individuals from the proceeds of this sale. Net proceeds from the sale of these shares will be equal to approximately $25,000,000 for all 1,000,000 shares. There is no minimum amount of shares we must sell and no money raised from the sale of our stock will go into escrow, trust or any other similar arrangement. Instead, the proceeds from all shares sold by ZEONS will be placed into the corporate account and such funds shall be non-refundable to subscribers except as may be required by applicable law.  ZEONS will pay all expenses incurred in this Offering.

The Offering will continue until all 1,000,000 shares of common stock are sold, the expiration of 360 days from the date of this prospectus, which period may be extended for up to an additional 360 days in our discretion, or until we elect to terminate the Offering, whichever event occurs first. If all 1,000,000 shares are not sold within this period, the Offering for the balance of the shares will terminate and no further shares will be sold.

There is no public market for our common stock and no assurance that a trading market will develop or, if it develops, that it will continue. Although we intend to apply, through a market maker, for trading of our common stock on the OTC Bulletin Board (“OTCBB”), public trading of our common stock may never materialize. If our common stock becomes traded on the OTCBB, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by us and the selling shareholders.

There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (“FINRA”), which operates the OTCBB, nor can there be any assurance that such an application for quotation will be approved. We have also agreed to bear the expenses relating to the registration of the shares of the selling security holders whose shares are being registered along with the shares for the Offering.

The offering price may not reflect the market price of our shares after the Offering.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page __ to read about factors you should consider before buying shares of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	Price to Public	Selling Commissions	Proceeds to Company (before expenses)

Per Share	$25.00	$-	$25.00

Total	$1,000,000	$-	$25,000,000

The Date of This Prospectus is:  January 13, 2012

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus is accurate as of any date other than the date on the front of this prospectus.

ITEM 3.  SUMMARY INFORMATION, RISK FACTORS AND RATIO OF EARNINGS TO FIXED CHARGES.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in the common stock.  You should carefully read the entire prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements, before making an investment decision.

Our Company

ZEONS Global was incorporated in the State of Delaware on April 29, 2010 as a combination of an international trade company and company run by a team of people with a mission to provide people with clean, affordable clean energy.  Our founders are part of an extensive family history of experience in international trade, clean environmental programs and promotion of United States made products.  ZEONS changed its name from Khanstellation Group, Inc. to its current name, ZEONS Global, Inc. on November 30, 2010.

ZEONS primary business purpose will be the cost-effective production and distribution of sustainable, environmentally friendly and health conscious health and alternative energy products and services. This will be achieved through; i) partnerships with refineries to produce biofuel, ii) the continued development of ZEONS in-house fast moving consumer goods and national brands,  iii) delivery of biofuels and consumer products to locations where ZEONS controls the pump and product sales mix to optimize economics, iv) consulting other U.S. manufacturers on developing their international expansion requirements, and v) partnering with real estate investors and developers who want to sell or lease properties to ZEONS.  To avoid the fluctuation and risk that is associated with the consumer goods and energy industry, we will be a diversified company with multiple product lines and services to meet consumer and market needs.

“Biofuels or biodiesels are fuels that are, in essence, biodegradable and non-toxic. They are manufactured from vegetable oils, waste cooking oils, animal fats or tall oil (a by-product of the pulp and paper industry). These oils undergo a process called transesterification whereby they are subjected to a reaction with an alcohol (usually methanol or ethanol) using a catalyst such as sodium hydroxide. The resulting chemical reaction produces an ester called biodiesel and a by-product called glycerin.”

We plan to be an integrated enterprise characterized by substantial inter-group and inter-sector cooperation in research and development, manufacturing and marketing of products incorporating similar or complimentary component products manufactured at common internal sources. Our business will be developed from proprietary knowledge, research, products and technologies in sustainable alternative energy, agribusiness and the food chain. We believe that we will be the leading producers and marketers of “eco-friendly and socially responsible consumer products” for many of the markets we serve.

ZEONS will operate in four industry sectors to address three market segments where opportunities have been defined, measured and monetized formally with sales activity and informally with strategic alliances.  ZEONS addresses these integrated three market segments with operations supporting services.

For the next twelve months (beginning March 2012), we plan to complete the purchase of business and commercial real estate assets, NAFTA Corridor Jobberships in Texas and Louisiana, retrofit convenience stores for additional income, position the Company to be at the forefront of renewable energy, agribusiness and food chain and expand the management team with operational and divisional leadership.   Over the next twelve months we plan to spend approximately $25,000,000 to fully carry out our business plan. We have incurred net losses since our inception, and have not been able to reach the break-even point for the last two fiscal years. We will rely upon the sale of our securities to fund operations. We believe that increased revenues from our services will add new capital resources over the coming year, but we believe that our revenues will not provide sufficient capital resources to sustain our operations and fund product development over the next 12 months. We expect that our total expenses will increase over the next year as we increase our marketing and promotional activities and build brand awareness. Therefore, we expect to incur substantial losses over the next year.

We will be dependent on future financing in order to maintain our operations and carry out our business plan. We currently do not have sufficient financing to carry out our business plan and there is no guarantee that we will be able to obtain the necessary financing. Accordingly, there is uncertainty about our ability to continue our operations. If we cease our operations, you may lose your entire investment in our stock.

Risks Associated with Our Business

Our business is subject to numerous risks, as more fully described in the section entitled “Risk Factors.” We are a development stage company and we have limited operating history for investors to evaluate the potential of our business development.  We may be unable for many reasons, including those that are beyond our control, to implement our current business strategy.

Where You Can Find Us

Our principal executive office is located at 2961 W. MacArthur Blvd., Ste. 131, Santa Ana, CA 92704and our telephone number is (888) 582-1118.  Our website is www.zeonsglobal.com.  The information found on, or accessible through, the website does not contain all of the information necessary to evaluate this offering and is not part of this prospectus.

The Offering

Common stock offered by ZEONS	1,000,000 shares of common stock

Common stock offered by Shareholders	0 shares of common stock

Common stock outstanding before the offering	29,105,600 common shares as of September 30, 2011.

Common stock outstanding after the offering	31,105,600 shares.

Terms of the Offering
We want to enlist a market maker to sell our shares on the OTC BB as part of the Offering  We may use the internet and other electronic methods to sell our shares if our shares do not get listed on the OTC BB.

The selling security holders will determine when and how they will sell the common stock offered in this prospectus.

Termination of the Offering
The offering will conclude upon the earliest of (i) such time as all of the common stock has been sold pursuant to the registration statement or (ii) such time as all of the common stock becomes eligible for resale without volume limitations pursuant to Rule 144 under the Securities Act, or any other rule of similar effect.

Use of proceeds
The net proceeds to the Company from this offering are estimated to be $25,000,000.  We will use the proceeds for business expansion, potential strategic acquisitions, development of corporate branding and identity, marketing and operational needs.

Risk Factors	The Common Stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page __.

Summary of Financial Information

The following table provides summary financial statement data for ZEONS from inception to  the fiscal year ended December 31, 2010, and the unaudited financial information for the nine months ended September 30, 2011 and from inception to September 30, 2010. The financial statement data from inception to  the fiscal year ended December 31, 2010 have been derived from our audited financial statements. The results of operations for past accounting periods are not necessarily indicative of the results to be expected for any future accounting period. The data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our financial statements and the related notes included in this prospectus, and the unaudited financial statements and related notes included in this prospectus.

	For the nine	From Inception	From Inception
	Months Ended	to	Through
	September 30,	September 30,	December 31,
	2011	2010	2010
	(unaudited)	(unaudited)
REVENUE	$120,387	$-	$--
TOTAL OPERATING EXPENSES	317,354	88,891	165,639
LOSS FROM OPERATIONS	(196,967)	(88,891)	(165,639)
TOTAL OTHER INCOME (EXPENSES)	--	--	--
NET LOSS	$(196,967)	(88,891)	(165,639)
NET LOSS PER COMMON SHARE – BASIC AND DILUTIVE	$(0.02)	--	--
Weighted Average Number of Shares	9,844,541	--	--

	As of	As of	As of
	September 30,	September 30,	December 31,
	2011	2010	2010
	(unaudited)	(unaudited)

TOTAL CURRENT ASSETS	$53,578	--	--
TOTAL ASSETS	102,000	55,449	50,473
TOTAL LIABILITIES	275,202	71,580	127,333
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(173,202)	(16,131)	(76,860)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$102,000	55,449	50,473

RISK FACTORS

The shares of our common stock are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the common stock. Before purchasing any of the shares of common stock, you should carefully consider the following factors relating to our business and prospectus. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, you may lose all or part of your investment.  You should carefully consider the risks described below and the other information in this process before investing in our common stock.

Risks Related to Our Business

We have limited operating history and face many of the risks and difficulties frequently encountered by a development stage company.

We are a development stage company, and to date, our development efforts have been focused primarily on the research, design, development and marketing of our business model. We have limited operating history for investors to evaluate the potential of our business development. We are in the process of building our customer base and our brand name. In addition, we also face many of the risks and difficulties inherent in introducing new products and services. These risks include the ability to:

•	Increase awareness of our brand name;

•	Develop an effective business plan;

•	Meet customer standard;

•	Implement advertising and marketing plan;

•	Attain customer loyalty;

•	Maintain current strategic relationships and develop new strategic relationships;

•	Respond effectively to competitive pressures;

•	Continue to develop and upgrade our service; and

•	Attract, retain and motivate qualified personnel.

Our future will depend on our ability to bring our service to the market place, which requires careful planning of providing a product that meets customer standards without incurring unnecessary cost and expense. Our operating results can also be affected by our ability to introduce new services or to adjust pricing to increase our competitive advantage.

Our operations outside the United States require us to comply with a number of United States and international regulations, violations of which could have a material adverse effect on our financial results.

Our operations outside the United States require us to comply with a number of United States and international regulations.   One of those laws is the Foreign Corrupt Practices Act (FCPA), which prohibits United States companies or their agents and employees from providing anything of value to a foreign official for the purposes of influencing any act or decision of these individuals in their official capacity to help obtain or retain business, direct business to any person or corporate entity, or obtain any unfair advantage. Our activities create the risk of unauthorized payments or offers of payments by one of our employees, agents, or joint venture partners that could be in violation of the FCPA, even though these parties are not always subject to our control. We have internal control policies and procedures for our employees and agents with respect to the FCPA. However, we cannot assure that our policies, procedures and programs always will protect us from reckless or criminal acts committed by our employees or agents. Allegations of violations of applicable anti-corruption laws, including the FCPA, may result in internal, independent, or government investigations. Violations of the FCPA may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could have a material adverse effect on our business, results of operations and financial condition. In addition, investigations by governmental authorities as well as legal, social, economic, and political issues in these countries could have a material adverse effect on our business and results of operations. We are also subject to the risks that our employees, joint venture partners, and agents outside of the United States may fail to comply with other applicable laws.

We may be required to pay extra costs if any of our products become subject to export control regulations.

The Bureau of Industry and Security (BIS) is responsible for implementing and enforcing the Export Administration Regulations (EAR), which regulate the export and re-export of most commercial items. The BIS regulates items that have both commercial and military or proliferation applications but purely commercial items without an obvious military use are also subject to the EAR.  Any item that is sent from the United States to a foreign destination is an export. "Items" include commodities, software or technology, such as clothing, building materials, circuit boards, automotive parts, blue prints, design plans, retail software packages and technical information.

How an item is transported outside of the United States does not matter in determining export license requirements. For example, an item can be sent by regular mail or hand-carried on an airplane. A set of schematics can be sent via facsimile to a foreign destination, software can be uploaded to or downloaded from an Internet site, or technology can be transmitted via e-mail or during a telephone conversation. Regardless of the method used for the transfer, the transaction is considered an export for export control purposes. An item is also considered an export even if it is leaving the United States temporarily, if it is leaving the United State but is not for sale, (e.g. a gift) or if it is going to a wholly-owned U.S. subsidiary in a foreign country. Even a foreign-origin item exported from the United States, transmitted or transshipped through the United States, or being returned from the United States to its foreign country of origin is considered an export. Finally, release of technology or source code subject to the EAR to a foreign national in the United States is "deemed" to be an export to the home country of the foreign national under the EAR.  A relatively small percentage of total U.S. exports and re-exports require a license from BIS. License requirements are dependent upon an item's technical characteristics, the destination, the end-user, and the end-use.

A key in determining whether an export license is needed from the Department of Commerce is knowing whether the item we are intending to export has a specific Export Control Classification Number (ECCN). The ECCN is an alpha-numeric code, e.g., 3A001, that describes a particular item or type of item, and shows the controls placed on that item. All ECCNs are listed in the Commerce Control List (CCL) (Supplement No. 1 to Part 774 of the EAR) which is available on the Government Printing Office Web site. The CCL is divided into ten broad categories, and each category is further subdivided into five product groups. The CCL is available on the EAR Website.

If an item falls under U.S. Department of Commerce jurisdiction and is not listed on the CCL, it is designated as EAR99. EAR99 items generally consist of low-technology consumer goods and do not require a license in many situations. However, if a proposed export of an EAR99 item is to an embargoed country, to an end-user of concern or in support of a prohibited end-use, a company may be required to obtain a license.  Restrictions vary from country to country. The most restricted destinations are the embargoed countries and those countries designated as supporting terrorist activities, including Cuba, Iran, North Korea, Sudan, and Syria. There are restrictions on some products, however, that are worldwide.

Authorization to export is determined by the transaction: what the item is, where it is going, who will receive it, and what it will be used for. The majority of U.S. commercial exports do not require a license.

Most exports from the United States do not require a license, and are therefore exported under the designation “NLR.” Except in those relatively few transactions when a license requirement applies because the destination is subject to embargo or because of a proliferation end-use or end-user, no license is required when:

1.The item to be shipped is not on the CCL (i.e. it’s EAR99); or

2.The item is on the CCL but there is no “X” in the box on the Country Chart under the appropriate reason for control column on the row for the country of destination. (See the country chart example above.)
In each of these situations, we would enter “NLR” on our export documents.

If a license is required for our transaction, a license exception may be available. License Exceptions, and the conditions on their use, are set forth in Part 740 of the EAR. If our export is eligible for a license exception, we would use the designation of that license exception (e.g. LVS, GBS, TMP) on our export documents.  If our item requires a license to be exported, we must apply to BIS for an export license. If our application is approved, we will receive a license number and expiration date to use on our export documents. A BIS-issued license is usually valid for two years.

We will operate outside of the United States and thus our business will be subject to political and economic instability and risk of government actions that could have an adverse effect on our financial condition.

We are exposed to risks inherent in doing business in each of the countries in which we operate. Our operations are subject to various risks unique to each country that could have a material adverse effect on our results of operations and financial condition. With respect to any particular country, these risks may include:

•	political and economic instability, including:

•	civil unrest, acts of terrorism, force majeure, war, or other armed conflict;

•	inflation; and

•	currency fluctuations, devaluations, and conversion restrictions;

•	governmental actions that may:

•	result in expropriation and nationalization of our assets in that country;

•	result in confiscatory taxation or other adverse tax policies;

•	limit or disrupt markets, restrict payments, or limit the movement of funds;

•	result in the deprivation of contract rights; and

•	result in the inability to obtain or retain licenses required for operation.

For example, due to the unsettled political conditions in many oil-producing countries, our revenue and profits are subject to the adverse consequences of war, the effects of terrorism, civil unrest, strikes, currency controls, and governmental actions. Countries where we operate that have significant political risk include, but are not limited to: Algeria, Egypt, Iraq and Mexico.

Changes in, compliance with, or our failure to comply with laws in the countries in which we conduct business may negatively impact our ability to provide services in, make sales of equipment to, and transfer personnel or equipment among, some of those countries and could have a material adverse affect on our results of operations.

In the countries in which we conduct business, we are subject to multiple and, at times, inconsistent regulatory regimes, including those that govern our use of radioactive materials, explosives, and chemicals in the course of our operations. Various national and international regulatory regimes govern the shipment of these items. Many countries, but not all, impose special controls upon the export and import of radioactive materials, explosives, and chemicals. Our ability to do business is subject to maintaining required licenses and complying with these multiple regulatory requirements applicable to these special products. In addition, the various laws governing import and export of both products and technology apply to a wide range of services and products we offer. In turn, this can affect our employment practices of hiring people of different nationalities because these laws may prohibit or limit access to some products or technology by employees of various nationalities. Changes in, compliance with, or our failure to comply with these laws may negatively impact our ability to provide services in, make sales of equipment to, and transfer personnel or equipment among some of the countries in which we operate and could have a material adverse effect on our business and results of operations.

If we are not able to design, develop, and produce commercially competitive products and to implement commercially competitive services in a timely manner in response to changes in technology, our business and results of operations could be materially and adversely affected, and the value of our intellectual property may be reduced.

The market for our services and products is characterized by continual technological developments to provide better and more reliable performance and services. If we are not able to design, develop, and produce commercially competitive products and to implement commercially competitive services in a timely manner in response to changes in technology, our business and revenue could be materially and adversely affected, and the value of our intellectual property may be reduced. Likewise, if our proprietary technologies, equipment and facilities, or work processes become obsolete, we may no longer be competitive, and our business and results of operations could be materially and adversely affected.

We need additional capital to develop our business.

The development of our services will require the commitment of substantial resources to increase our advertising and marketing of our business. In addition, substantial expenditures will be required to enable us to conduct existing and planned business research, design, development and marketing of our existing services. Currently, we have no established bank-financing arrangements. Therefore, it is possible we would need to seek additional financing through subsequent future private offering of our equity securities, or through strategic partnerships and other arrangements with corporate partners.

We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us. The sale of additional equity securities could result in dilution to our stockholders. The occurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financing covenants that would restrict our operations. If adequate additional financing is not available on acceptable terms, we may not be able to implement our business development plan or continue our business operations.

Our acquisitions, dispositions, and investments may not result in the realization of savings, the creation of efficiencies, the generation of cash or income, or the reduction of risk, which may have a material adverse effect on our liquidity, results of operations, and financial condition.

We continually seek opportunities to maximize efficiency and value through various transactions, including purchases or sales of assets, businesses, investments, or joint ventures. These transactions are intended to result in the realization of savings, the creation of efficiencies, the offering of new products or services, the generation of cash or income, or the reduction of risk. Acquisition transactions may be financed by additional borrowings or by the issuance of our common stock. These transactions may also affect our results of operations.

These transactions also involve risks, and we cannot ensure that:

•	any acquisitions would result in an increase in income;

•	any acquisitions would be successfully integrated into our operations and internal controls;

•
the due diligence prior to an acquisition would uncover situations that could result in financial or legal exposure, including under the FCPA, or that we will appropriately quantify the exposure from known risks;

•	any disposition would not result in decreased earnings, revenue, or cash flow;

•	use of cash for acquisitions would not adversely affect our cash available for capital expenditures and other uses;

•	any dispositions, investments, acquisitions, or integrations would not divert management resources; or

•	any dispositions, investments, acquisitions, or integrations would not have a material adverse effect on our results of operations or financial condition.

We may not be able to build our brand awareness.

Development and awareness of our brand will depend largely upon our success in increasing our customer base. In order to attract and retain customers and to promote and maintain our brand in response to competitive pressures, management plans to gradually increase our marketing and advertising budgets. If we are unable to economically promote or maintain our brand, our business, results of operations and financial condition could be severely harmed.

Failure on our part to comply with applicable environmental requirements could have a material adverse effect on our liquidity, results of operations, and financial condition.

Our businesses are subject to a variety of environmental laws, rules, and regulations in the United States and other countries, including those covering hazardous materials and requiring emission performance standards for facilities.  Environmental requirements include, for example, those concerning:

•	the containment and disposal of hazardous substances, oilfield waste, and other waste materials;

•	the use of underground storage tanks; and

•	the use of underground injection wells.

Environmental and other similar requirements generally are becoming increasingly strict. Sanctions for failure to comply with these requirements, many of which may be applied retroactively, may include:

•	administrative, civil, and criminal penalties;

•	revocation of permits to conduct business; and

•	corrective action orders, including orders to investigate and/or clean up contamination.

Failure on our part to comply with applicable environmental requirements could have a material adverse effect on our liquidity, results of operations, and financial condition. We are also exposed to costs arising from environmental compliance, including compliance with changes in or expansion of environmental requirements, which could have a material adverse effect on our liquidity, results of operations, and financial condition.

Liability for cleanup costs, natural resource damages, and other damages arising as a result of environmental laws could be substantial and could have a material adverse effect on our liquidity, results of operations, and financial condition.

We are exposed to claims under environmental requirements in the United States. In the United States, environmental requirements and regulations typically impose strict liability. Strict liability means that in some situations we could be exposed to liability for cleanup costs, natural resource damages, and other damages as a result of our conduct that was lawful at the time it occurred or the conduct of prior operators or other third parties. Liability for damages arising as a result of environmental laws could be substantial and could have a material adverse effect on our liquidity, results of operations, and financial condition.

The health industry is highly competitive and fragmented, which means that our customers have a number of choices for providers of services and products and we may not be able to compete effectively.

The market for our products is highly competitive. The market is fragmented, there are a wide variety of product offerings with different capabilities, and no company holds a dominant position. Consequently, our competition for clients varies significantly.  Most of our competitors are larger and have greater technical, financial, and marketing resources and greater name recognition than we have in the markets we collectively serve.

Our ability to continue to develop and expand our product offerings to address emerging business demands and technological trends will impact our future growth. If we are not successful in meeting these business challenges, our results of operations and cash flows will be materially and adversely affected.

Our ability to implement solutions for our customers incorporating new developments and improvements in technology which translate into productivity improvements for our customers and to develop product offerings that meet the current and prospective customers’ needs is critical to our success. The markets we serve are highly competitive. Our competitors may develop solutions or services which make our offerings obsolete. Our ability to develop and implement up to date solutions utilizing new technologies which meet evolving customer needs in backup and disaster recovery solutions will impact our future revenue growth and earnings.

We depend on our senior management team, and the loss of any member may adversely affect our business.

We believe that our success will depend on the continued employment of our senior management team. This dependence is particularly important to our business because personal relationships are a critical element of obtaining and maintaining client engagements. If one or more members of our senior management team were unable or unwilling to continue in their present positions, such persons would be difficult to replace and our business could be seriously harmed. Accordingly, the loss of one or more members of our senior management team could impact our future revenues. In addition, if any of these key employees joins a competitor or forms a competing company, some of our clients might choose to use the services of that competitor or new company instead of our own. Furthermore, clients or other companies seeking to develop in-house capabilities may hire away some of our key employees. Employee defections to clients would not only result in the loss of key employees but could also result in the loss of a client relationship or a new business opportunity. Any losses of client relationships could seriously harm our business.

Our future growth may require recruitment of additional qualified employees.

In the event of our future growth in administration, marketing, manufacturing and customer support functions, we may have to increase the depth and experience of our management team by adding new members. Our future success will depend to a large degree upon the active participation of our key officers and employees. There is no assurance that we will be able to employ qualified persons on acceptable terms. Lack of qualified employees may adversely affect our business development.

We may incur significant costs to be a public company to ensure compliance with U.S. corporate governance and accounting requirements and we may not be able to absorb such costs.

We may incur significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the Securities and Exchange Commission. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. In addition, we may not be able to absorb these costs of being a public company which will negatively affect our business operations.

The limited public company experience of our management team could adversely impact our ability to comply with the reporting requirements of U.S. securities laws.

Our management team lacks public company experience, which could impair our ability to comply with legal and regulatory requirements such as those imposed by the Sarbanes-Oxley Act of 2002. Our senior management has never had responsibility for managing a publicly traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Our senior management may not be able to implement programs and policies in an effective and timely manner that adequately respond to such increased legal, regulatory compliance and reporting requirements, including the establishing and maintaining internal controls over financial reporting.  Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our ability to comply with the reporting requirements of the Securities Exchange Act of 1934 which is necessary to maintain our public company status. If we were to fail to fulfill those obligations, our ability to continue as a U.S. public company would be in jeopardy in which event you could lose your entire investment in our company.

Our products may in the future be subject to product recalls that could harm our reputation, business and financial results.

The FDA, FTC and similar foreign governmental authorities have the authority to require the recall of commercialized products in the event of material deficiencies or defects in design or manufacture. In the case of the FDA, the authority to require a recall must be based on an FDA finding that there is a reasonable probability that the product would cause serious adverse health consequences or death. In addition, foreign governmental bodies have the authority to require the recall of our products in the event of material deficiencies or defects in design or manufacture. Manufacturers may, under their own initiative, recall a product if any material deficiency in a product is found. A government-mandated or voluntary recall by us or one of our distributors could occur as a result of production errors, design or labeling defects or other deficiencies and issues. Recalls of any of our products would divert managerial and financial resources, and have an adverse effect on our financial condition and results of operations.

There is a future risk of material adverse effect of any product liability claims.

Although the Company will carry product liability insurance, there is no assurance that the Company will not be subjected to substantial claims based upon alleged injurious effects from the use of its products and that its product liability insurance will be maintained, will be available on commercially reasonable rates or in adequate amounts, if at all, or will be adequate to cover any claim made. If the Company does not or cannot maintain its existing or comparable liability insurance, its ability to market its products may be significantly impaired. Product liability claims or product recalls in the future, regardless of their ultimate outcome, could result in costly litigation and could have a material adverse effect on the Company's business or reputation or on its ability to attract and retain customers for its products.

Even if a trading market develops, our common stock may be subject to penny stock regulation.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks”.  Our common stock may be considered a penny stock.  Generally, penny stocks are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges, such as the AMEX, or quoted on Nasdaq).  If we are unable to have our securities listed on AMEX, even if a market for the common stock develops, if our shares are traded for less than $5.00 per share the shares will be subject to the penny stock rules unless (1) our net tangible assets exceed $5,000,000 during the first three years of continuous operations or $2,000,000 after our first three years of continuous operations; or (2) we have had average revenue of at least $6,000,000 for the last three years.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prescribed by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market.  The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account.  In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from the rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.  These requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules.  Even if a market for our shares develops, our shares may be subject to the penny stock rules and stockholders may find it difficult to sell shares.

There will be timing differences between the time we have to pay for goods and services and the receipt of funds from our customers.

In most cases, we bill our customers for our services in arrears and are, therefore, subject to our customers delaying or failing to pay our invoices. In weak economic environments, we may experience increased delays and failures due to, among other reasons, a reduction in our customers’ cash flow from operations and their access to the credit markets. If our customers delay in paying or fail to pay us a significant amount of our outstanding receivables, it could have a material adverse effect on our liquidity, results of operations, and financial condition.

Risk Related To Our Capital Stock

We may never pay any dividends to shareholders.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings, if any, to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

Our articles of incorporation provide for indemnification of officers and directors at our expense and limit their liability which may result in a major cost to us and hurt the interests of our shareholders because corporate resources may be expended for the benefit of officers and/or directors.

Our articles of incorporation and applicable Delaware law provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf. We will also bear the expenses of such litigation for any of our directors, officers, employees, or agents, upon such person’s written promise to repay us if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by us, which we will be unable to recoup.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification for liabilities arising under federal securities laws, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The legal process relating to this matter if it were to occur is likely to be very costly and may result in us receiving negative publicity, either of which factors is likely to materially reduce the market and price for our shares, if such a market ever develops.

The offering price of the common stock should not be used as an indicator of the future market price of the securities. Therefore, the offering price bears no relationship to our actual value, and may make our shares difficult to sell.

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of $25.00 per share for the shares of common stock was determined based upon management’s estimate of post-acquisition growth. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. The offering price bears no relationship to the book value, assets or earnings of our company or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

You may experience dilution of your ownership interest because of the future issuance of additional shares of our common stock and our preferred stock.

In the future, we may issue our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our present stockholders. We are currently authorized to issue an aggregate of 50,000,000 shares of capital stock consisting of 45,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share.

We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock in connection with hiring or retaining employees or consultants, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes. The future issuance of any such additional shares of our common stock or other securities may create downward pressure on the trading price of our common stock. There can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with hiring or retaining employees or consultants, future acquisitions, future sales of our securities for capital raising purposes or for other business purposes, including at a price (or exercise prices) below the price at which shares of our common stock may be quoted on the OTCBB.

There is no assurance of a public market or that our common stock will ever trade on a recognized exchange. Therefore, you may be unable to liquidate your investment in our stock.

There is no established public trading market for our common stock. Our shares have not been listed or quoted on any exchange or quotation system. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTCBB, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate their investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this report, including in the documents incorporated by reference into this report, includes some statements that are not purely historical and that are “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our and their management’s expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition, results of operations, and the expected impact of the Share Exchange on the parties’ individual and combined financial performance. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this report are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the transaction. There can be no assurance that future developments actually affecting us will be those anticipated. These that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the following forward-looking statements involve a number of risks, uncertainties (some of which are beyond the parties’ control) or other assumptions.

ITEM 4.  USE OF PROCEEDS

The net proceeds from the sale of the 1,000,000 shares of common stock offered by us will be approximately $25 million, based on an assumed public offering price of $25.00 per share and after deducting the estimated offering expenses.  We will not receive any proceeds from the sale of common stock by the selling stockholders.

We expect to use the net proceeds from this offering for: possible strategic acquisitions; and working capital and other general corporate purposes.  We actively seek to acquire businesses. We currently have no commitments and/or agreements to make acquisitions for growth but are in discussions with several prospective candidates.

Management will have broad discretion in the allocation of the net proceeds of this offering. Pending use of the net proceeds of this offering as described above, we intend to invest the net proceeds in short-term, investment grade, interest-bearing securities.

ITEM 5.  DETERMINATION OF OFFERING PRICE

The offering price of the shares of our common stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The factors considered in determining the offering price were our financial condition and prospects, interests shown from previous potential investors, our limited operating history and the general condition of the securities market.

Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the OTCBB concurrently with the notice of the effective date of this Registration. In order to be quoted on the OTCBB, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

In addition, there is no assurance that our common stock will trade at market prices in excess of the initial offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

ITEM 6.   DILUTION

As of September 30, 2011, our net tangible book value (total net tangible assets less total liabilities) was $(173,202), or $(0.02) per share. Net tangible book value per share is determined by dividing our net tangible book value by the number of shares of common stock outstanding. After giving effect to the sale of the shares of common stock offered in this offering at an assumed public offering price of $25.00 per share and after deducting the underwriting discounts and commissions and estimated offering expenses, our net tangible book value as of September 30, 2011 would have been $24,826,798, or $0.79 per share. This represents an immediate increase in net tangible book value of $0.81 per share to our stockholders. The following table illustrates this per share dilution:

Assumed public offering price per share		$25.00

Net tangible book value per share as of September 30, 2011	$-	(.02)
Increase (Decrease) in net tangible book value per share attributable to new stockholders	$-	.81

Net tangible book value per share after this offering		$24,826,798

Dilution per share to new stockholders		$-

ITEM 7.   SELLING SECURITY HOLDERS - NOT APPLICABLE

ITEM 8.   PLAN OF DISTRIBUTION

Prior to being quoted on the OTC Bulletin Board, shareholders may sell their shares in private transactions to other individuals. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the OTCBB concurrently with the effective date of this prospectus. In order to be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

Even if we do get listed on the OTCBB, trading in stocks quoted on the OTC Bulletin Board is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with a company's operations or business prospects. Moreover, the OTC Bulletin Board is not a stock exchange, and trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a quotation system like the NASDAQ Small Cap or a stock exchange. In the absence of an active trading market: (a) investors may have difficulty buying and selling or obtaining market quotations; (b) market visibility for our common stock may be limited; and (c) a lack of visibility for our common stock may have a depressive effect on the market price for our common stock. Therefore, the market for our stock is highly volatile. We cannot assure you that there will be a market in the future for our common stock.

Once a market has developed for our common stock, the shares may be sold or distributed from time to time by the selling stockholders, who may be deemed to be underwriters, directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

-	ordinary brokers transactions, which may include long or short sales,
-	transactions involving cross or block trades on any securities or market where our common stock is trading, market where our common stock is trading,
-	through direct sales to purchasers or sales effected through agents,
-	through transactions in options, swaps or other derivatives (whether exchange listed of otherwise), or exchange listed or otherwise), or
-	any combination of the foregoing.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). We cannot presently estimate the amount of such compensation. We do not have any existing arrangements with any stockholder, broker, dealer or agent relating to the sale or distribution of the shares. Notwithstanding anything set forth herein, no FINRA member will charge commissions that exceed 8% of the total proceeds of the offering.

We must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

•	not engage in any stabilization activities in connection with our common stock;
•	furnish each broker or dealer through which common stock may be offered, such copies of this Prospectus, as amended from time to time, as may be required by such broker or dealer; and
•	not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

Regulation M

During such time as we may be engaged in a distribution of any of the shares being registered by this registration statement, we are required to comply with Regulation M. In general, Regulation M precludes any issuers, any affiliated purchasers and any broker-dealers or other persons who participate in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete.

Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.  The anti-manipulation provisions of Regulation M may apply to the sales of shares offered by this Prospectus, and we have been advised of the requirements for delivery of this Prospectus in connection with any sales of the common stock offered by this Prospectus.

Penny Stock Rules

We intend to sell our stock for $25.00 a share; however, it may sell for much less than $25.00 a share if it is ever listed on the OTC Bulletin Board system.  The SEC has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the OTC Bulletin Board system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which:

•	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
•	contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties
•	or other requirements;
•	contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and
•	ask price;
•	contains a toll-free telephone number for inquiries on disciplinary actions;
•
defines significant terms in the disclosure document or in the conduct of trading penny stocks; and  contains such other information and is in such form (including language, type, size, and format) as the SEC shall require by rule or regulation.

ITEM 9.   DESCRIPTION OF SECURITIES TO BE REGISTERED

General

We are authorized to issue an aggregate number of 45,000,000 shares of capital stock, of which 45,000,000 shares are common stock, $0.001 par value per share, and there are no preferred shares authorized.

Common Stock

We are authorized to issue 45,000,000 shares of common stock, $0.001 par value per share.  Currently we have 30,105,600 shares of common stock issued and outstanding.

Each share of common stock shall have one (1) vote per share for all purposes. Our common stock does not provide a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are not entitled to cumulative voting for election of Board of Directors.

Preferred Stock

We are authorized to issue 5,000,000 shares of preferred stock, $0.001 par value per share.  Currently we have 1,000,000 shares of preferred stock outstanding.

Dividends

We have not paid any cash dividends to our shareholders.  The declaration of any future cash dividends is at the discretion of our board of directors and depends  upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions.  It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no outstanding options to purchase our securities.

Transfer Agent and Registrar

Our independent stock transfer agent is Issuer Direct Corporation, 201 Shannon Oaks Circle, Suite 105, Cary, NC 27511, and can be reached at (919) 481-4000.

ITEM 10.   INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements included in this prospectus and the registration statement have been audited by Tarvaran, Askelson & Company to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

ITEM 11.    INFORMATION ABOUT THE REGISTRANT

DESCRIPTION OF BUSINESS

Background

ZEONS was incorporated on April 29, 2010 with the name Khanstellation Group, Inc. under the law of the State of Delaware.   The named changed to ZEONS on November 30, 2010.  ZEONS purchased some of the assets of KGI Holdings, Inc., (“Khanstellation CA”) in exchange for 17,000,000 shares.  The shares were valued by the related parties at $.0036 a share resulting in a purchase price of $62,082. Pursuant to that purchase agreement, ZEONS received office equipment and supplies, copyrights to certain books, trademarks and certain inventory.

Khanstellation and ZEONS entered into an Administrative Services Agreement as of June 1, 2010.  The Administrative Services Agreement is attached as Exhibit 10.1.  Under that agreement, Khanstellation provides ZEONS with full administrative support including, making its relevant employees available to ZEONS as is necessary to provide management and administrative support to ZEONS’s day- to-day operations.  Such services shall include planning, accounting, legal, tax, operational, financial, treasury, budgeting, warehousing, marketing other related services which may be requested by ZEONS from time to time.  ZEONS pays Khanstellation a fee of $8,000 each month for such services plus expenses.

Business Overview

ZEONS is a multi-tier and multi-industry integrated enterprise characterized by substantial inter-group and inter-sector cooperation in research and development, manufacturing and marketing of Made in the USA consumer products and services.

ZEONS plans to operate in four industry sectors (Agriculture, Energy, Realty and Services) with operations to address three lucrative market segments (Strategic, Leadership, Volume)in four geographic markets (North & South America, the Middle East, Africa and Asia). Its business will be developed from its proprietary knowledge, research, products and technologies in sustainable alternative energy, agribusiness and the food chain. ZEONS believes that it will be the leading producers and marketers of “eco-friendly and socially responsible consumer products” for many of the markets it serves.

Our target market segments – Business, Consumer and Government – are served by:

1. ZEONS Services – Export Management and full service consulting services specializing in international business development by immediately providing clients with access to active buyers in 27 countries. Provides end-to-end supply chain solutions for Fast Moving Consumer Goods (FMCG) industry. Core services entail fulfillment, warehousing functionality and distribution to customers utilizing state of the art warehouse management, route planning and vehicle monitoring technologies. Will produce professional, academic and entertainment content for all platforms including film, television, direct-to-home, publishing, and digital media based on characters providing new merchandising vehicles across all retail product lines.

2. ZEONS Energy - Acquires pure biodiesel fuel (B100) and distribute petroleum/biodiesel blended fuel (typical 80% petrodiesel and 20% biodiesel referred to as B20) for sale through our network of fuel-related properties.

3. ZEONS Agriculture - Committed to working with producers of non-food biofuel feedstock through the efficient and cost-effective development of low cost, non-food biofuel feedstock without straining the global food supply; the present impediment to ethanol based fuel market acceptance.

4. ZEONS Realty – Maximize cash flow of its operating properties, successfully complete the construction and lease-up of the asset portfolio and identify additional growth opportunities in the form of new developments and acquisitions sourced through the extensive network of tenant, corporate and institutional relationships that have been established.  Focused on purchasing or leasing fuel-related properties such as gas stations, truck stops, convenience stores, and land that sell sustainable products.

ZEONS has assembled an advisory board of people with experience in renewable energy, consumer goods, real estate, research and development, political strategy, government, and public finance to ensure the needs of both internal shareholders and external stakeholders are achieved through ZEONS’s executive management team. The ZEONS management team has the experience to build ZEONS operations, secure and dominate emerging markets, and promote a sustainable model for community success.

Objectives, Near and Long Term

ZEONS’ corporate objectives are defined in near and long term objectives. Management is involved in defining strategic and tactical goals to be accomplished on a quarterly and annual basis. ZEONS’ business strategy for the next one-thousand days is outlined as follows:

Short Term Objectives

1. Position the company, products, and executive management at the forefront of renewable energy, agribusiness and food chain.

2. Develop existing sales channels and create pull-through for branded consumer products.

3. Acquire and incubate complimentary strategic business and commercial real estate assets, NAFTA Corridor, and Jobberships in Texas and Louisiana

4. Retrofit, Automate, Redesign and Unveil stores for additional income

5. Prepare for public offering on OTCBB.

6. Expand management team with divisional leadership.

Mid-Long Term Objectives

1. Being firmly established in our 4 international regional markets.

2. Achieve a 33% increase in sales year two and maintain a minimum annual increase of 15% thereafter.

3. Solidify our market position in each respective target market and industry sector.

4. Diversify and add new businesses to supplement streams of income.

5. Develop and nurture strong working relationship with our channel partners.

Markets & Competition

ZEONS understands the intimate relationship between food, environment, and social well-being which can lead to valuable 'win-win' opportunities for effective and lasting solutions to complex globalization problems.  As such, ZEONS will be a highly diversified group; our interests will encompass a wide range of commercial activities and will be global in scale. Many of our core businesses will be found within North America, where traditionally the company’s operations have centered on the Indian sub-continent, Middle East, North Africa and South America.

Competition and Other External Factors

The markets in which we operate are highly competitive. Competition is influenced by such factors as price, capacity, availability of work crews, and reputation and experience of the service provider. We believe that an important competitive factor in establishing and maintaining long-term customer relationships is having an experienced, skilled and well-trained work force. We devote substantial resources toward employee safety and training programs. Although we believe customers consider all of these factors, price is often the primary factor in determining which service provider is awarded the work.

The demand for our services fluctuates, primarily, in relation to the price (or anticipated price) of oil and natural gas, which, in turn, is driven by the supply of, and demand for, oil and natural gas. Generally, as supply of those commodities decreases and demand increases, service and maintenance requirements increase as oil and natural gas producers attempt to maximize the productivity of their wells in a higher priced environment. However, the demand for new or existing field drilling and completion work is driven by available investment capital for such work. Because these types of services can be easily “started” and “stopped,” and oil and natural gas producers generally tend to be less risk tolerant when commodity prices are low or volatile, we may experience a more rapid decline in demand for these types of well maintenance services compared with demand for other types of oilfield services. Further, in a lower-priced environment, fewer well service rigs are needed for completions, as these activities are generally associated with drilling activity.

The Present Market & Trends

ZEONS operates within a high-growth industry considering the socio-political and economic factors pushing US citizens to reduce their dependence on foreign oil, export and develop sustainable communities. ZEONS directly helps reduce the trade deficit, increase jobs, and provide high paying wages to Americans by facilitating the export of US manufactured products and services. These market opportunities will allow ZEONS to expand and develop its business in a methodical manner allowing it to accumulate and develop resources while validating its trajectory with defined milestones of achievement.

American society has focused on three variables that will ensure our future ability to meet the demands and needs of a growing world population; Energy, Economic and Environmental Security. ZEONS intends to implement and execute the systems, processes, services and products in place that will ensure the safety and well-being of all Americans. The immediate requirements as depicted by television news reports, pundits, politicians and leaders are to increase our exports, reduce our dependence on foreign oil, and create sustainable communities.

America's dependence on oil is a threat to our economy. Growing demand and shrinking domestic production means America is importing more and more oil each year - much of it from the world's most unfriendly or unstable regions. We spend more than $200,000 per minute -- $13 million per hour -- on foreign oil, and more than $25 billion a year on Persian Gulf imports alone. By October 2004, Americans had shelled out $249 per capita to foreign oil-interests.

With U.S. gasoline consumption accounting for 11 percent of world oil production, the U.S. has been hit hard by our dependence on oil, intensifying our economic and political vulnerability. Of the $54 billion trade deficit reported in August 2010, more than a fifth or $12 billion is from imported crude oil.  Previous Federal Reserve Chairman Alan Greenspan has called the higher value of imported oil a tax on U.S. citizens that has cost us three quarters of a percent of our economic output in 2004, and warned economic impacts for the U.S. will intensify if current trends in oil demand and prices continue.

ZEONS has access to technologies and relationships today to cut oil consumption while saving money and providing much-needed jobs. We can improve the fuel economy in cars, trucks and SUVs of all sizes and reduce oil consumed in factories and homes.  America's farmers can turn non-food stock crops and waste into "biofuels," displacing oil. Additional oil savings can be achieved by increasing the use of renewable, non-petroleum fuels, expanding transit options, encouraging smart growth development that makes communities more livable with less driving, increasing the efficiency of heavy trucks and aviation, expanding programs to weatherize oil-heated homes, and helping businesses adopt more efficient production processes.

Over the longer run, we can replace the oil in our car and trucks with renewably produced hydrogen or biofuels.  ZEONS in turn with its extensive knowledge of international exports will continue promoting US manufactured biofuels to increase market share, profitability and worldwide acceptance for biofuel products.

Consumer Benefits

Food, environmental, and social conditions are inseparable. Food production and the livelihoods of people depend upon the natural resource base. It follows, then, that environmental degradation, food insecurity, and socioeconomic decline are interrelated in a vicious cycle.  Over exploitation, pollution, and depletion of resources undermine productive capacities; this leads to declining yields in agriculture and fisheries, and to high socioeconomic costs. Such conditions, in turn, contribute to food insecurity and hardship, which then fuel political conflict.

ZEONS believes that improving environmental security contributes to improved productivity and food security, which helps increase social security and can alleviate potential conflict. Also, better food security leads to environmental security. ZEONS can leverage its proprietary knowledge, research, products and technologies in sustainable alternative renewable energy, biofuels, agribusiness and the food chain to create more jobs, reduce the trade deficit and increase shareholder value.

Marketing Landscape – Near and Long Term

The pre-requisite market conditions in the foreseeable future are conducive to ZEONS’s goals of building an integrated enterprise characterized by substantial inter-group and inter-sector cooperation in research and development, manufacturing and marketing of products incorporating similar or complimentary component products manufactured at common internal sources.

Our business operations are designed to support our activities in: Realty, Agriculture, Services, and Energy. These business units were conceived to address the specific market segments we would like to capitalize on: Strategic, Leadership, and Volume. Through a combination of branded, generic and private-label products and services ZEONS has four geographic markets it can serve: North & South America, the Middle East, Africa and Asia.

ZEONS plans to build on this planned organizational structure to accommodate the domestic and international nature of the immediate economic situation and long term prospect of exporting high-technologies like renewable energy products, sustainable agricultural products and services to the developing world.

Free trade agreements, together with ease of transportation, the Internet, and U.S. Government programs and partnerships continue to simplify the export process. More than 70 percent of the world’s purchasing power—and 95 percent of its population is beyond U.S. borders. So if a U.S. business is only selling domestically, they are reaching just a small share of potential customers. If a company is not exporting, it’s highly likely their competitors are or will be selling internationally. Exporting enables companies to diversify their portfolios and weather changes in the marketplace, and to grow and become more competitive.

Free trade agreements have opened up in such markets in Australia, Chile, Singapore, Jordan, Israel, Canada and Mexico, and Central America, creating more opportunities for U.S. businesses.

During the past 25 years, U.S. exports have made an important contribution to our country’s economic growth—increasing five-fold from $224 billion to more than $1.4 trillion in 2006.

Small businesses and entrepreneurs play a key role in global trade. The Small Business Administration reports that small firms exported a record $375 billion in 2006—or more than $1 billion a day. This export growth was three times as fast as the overall economy.  U.S. exports support millions of American jobs. About 17 percent of all jobs in America's manufacturing sector depend on exports. Workers in jobs supported by merchandise exports typically receive wages higher than the national average.

Small businesses create 70 percent of the new jobs in America. ZEONS intends to pursue relentlessly to help these firms increase their exports.  Small and medium-sized companies account for 96 percent of U.S. exporters, but still represent less than one-third of the total export value of U.S. goods’ exports. Nearly two-thirds of all exporters only sell to one foreign market, so many of these firms could boost exports by expanding the number of countries they sell to. More than two-thirds of exporters have fewer than 20 employees

ZEONS believes that being in the industries we are in and leveraging our collective strengths through various strategic business units and their respective technologies, products and knowledge can produce, market and distribute Made in the USA renewable energy products, sustainable agricultural goods and services to the developing world at a profit while creating jobs at home, reducing our trade deficit, and maintaining national security.

The United States is the world's largest economy and the largest exporter and importer. Trade is critical to America's prosperity - fueling economic growth, supporting good jobs at home, raising living standards and helping Americans provide for their families with affordable goods and services.

Current Position

ZEONS has researched the market for small business solutions, identified unmet needs in the market and created business models and plans.  ZEONS has test marketed its business development concept with additional consulting activities to the small business market.  ZEONS offers Exporting Workshops at over a dozen colleges in Southern California including but not limited to LA Valley College, Cerritos College, Chabot College, Glendale College, and more.

ZEONS is in the process of establishing  channels of distribution for its products and services physically in Houston, Texas, Dubai, UAE, and Panama City, Panama. Other mediums of distribution include a multitude of websites that generate unique qualified visitors every month with no marketing budget.  ZEONS is in the process of obtaining customers and generating revenues.   ZEONS is currently a certified disadvantaged business pursuing government ‘set-aside’ contracts from Federal, State and County government agencies.

Business Model

The following points summarize how we plan to move our ultimate business strategy forward, while protecting and growing ZEONS shareholder value:

 Broker sales for U.S. manufacturer products and services to twenty-seven markets where ZEONS is developing a footprint.

 Promote and support the sale of environmentally preferred fuel sources/blends

 Deliver fuel to locations where we control the pump, but remain flexible enough to respond to opportunistic sales

 Secure bio-fuel product through strategic alliances with producers (primarily biodiesel)

 Participate in the production of cheaper, non-food-source feedstock to ensure lowest possible cost of feedstock to produce biodiesel

 Adjust product sales mix to optimize economics and secure sales volumes

 Consult US manufacturers/franchisors on international business development requirements.

Revenue Model

1. Sales Revenue from Retail Consumer Products & Services

a. Convenience Store

b. Gas Stations

c. Licensing

d. Industrial, Health & Food Products

e. Multimedia

2. Sales from Services Rendered

a. General Consulting

b. Export Management

c. Corporate Development

d. R&D

3. Residual Income from Government Rebates and Credits

a. Biofuel Stock

b. Biofuel Distribution

c. Biofuel Refining

This is a simplified model of how ZEONS plans to generate revenues from its business, government and consumer retail customers.

Planned Strategic Business Units

ZEONS Agriculture

ZEONS Agriculture will focus on the development of agricultural consumer products and non-food biofuel feedstock crops, as ZEONS believes that ensuring adequate feedstock for biofuel production without straining the global food supply is critical. ZEONS-affiliated farmers around the world are able to use marginal land that cannot support the growth of food crops to grow biofuel feedstock.

ZEONS is committed to working with the producers of agricultural consumer products and non-food biofuel feedstock through strategic alliances, and to supporting the efficient and cost-effective development of low cost, agricultural consumer products and non-food biofuel feedstock. ZEONS will be focused on supporting farms that grow jathropha and algae feedstock, which are important sources of biofuel feedstock that do not compete with worldwide food crops and at the same time maximize cost effectiveness for our customers.

ZEONS also is in the process of developing strategic relationships with manufacturers, distributors, retailers and brokers, establishing a network of contacts that enables ZEONS to address a wide variety of customer requirements with quick and easy access to consumer goods at competitive prices. ZEONS Agriculture will also focuses on consumer-oriented food and health products. Significant commercial opportunities exist for American manufacturers and suppliers of packaged foods within the global marketplace. One of the key areas that evidenced major growth in recent years in real terms has been the global snack food market.

As such, ZEONS has focused on building a profitable food supply chain involving organic certified products including dried fruits, nuts, spreads, honey, and snack foods. Trends indicate that as societies urbanize, more people find themselves living busier lives that force them to increasingly snack between meals. Added to changing lifestyles there is a worldwide propensity for reducing the lunch break period. Consequently in order to compensate for smaller, less time consuming lunches, workers are augmenting their midday meals with increasing doses of snack foods.  ZEONS has developed its own in-house proprietary brands that are developing traction within the food and health market including Baron Nuts®, Baron Valley, Elqui Valley, and Allie Bees.  ZEONS is also in discussion with National Brands which will allow ZEONS to increase sales by adding highly recognizable and proven brand names to promote its own brand, company and products. ZEONS also has agreements in place with Seth Ellis Chocolatier®, maker of Sun Cups® and an exclusive distribution agreement for Vitalee® Health products.

“Natural products that support healthy lifestyles and diets are among the world’s fastest growing, according to a new study from ACNielsen. Of the seven categories that experienced double-digit revenue growth in the last year, five offered perceived health, wellness or weight-loss benefits.” - MENS Health Magazine.

ZEONS Energy

ZEONS will plan to invest in and participate in the creation of renewable energy power plants worldwide. ZEONS will be one of the few companies in Texas that generate electricity using renewable fuels. ZEONS plans to have its own 10 megawatt renewable energy power plant in the Greater Houston area. ZEONS also plans to have additional power plants scheduled to come online in India. ZEONS power plants will carbon neutral and use 100% renewable fuels and cutting-edge technologies to produce clean, green energy. ZEONS can sell the power it generates using biofuels to any of the approximately 85 certified retail electric providers (REPs) and more than 150 registered power markets active with the Electric Reliability Council of Texas (ERCOT). ERCOT projects that electricity demand in Texas will increase by roughly 20% by 2015 and 43% by 2025.

ZEONS is also in the process of offering retail power products. We will plan to make clean, “green” energy accessible to consumers, as consumers will be able to specify that they want to use renewable ZEONS power when selecting an energy plan for their home or business. ZEONS, with its biofuel-based power generation capabilities, is well-positioned to supply energy for the increased demand and to take advantage of government initiatives that encourage the production of renewable, clean, green energy.

ZEONS Realty

In the United States today, there are 600+ retail fuel locations that sell biodiesel, and 3% of these stations are planned ZEONS stations. ZEONS plans to expand its network of retail fuel stations over the next four years to 50% of the market. Through the use of ZEONS fuel distribution points, ZEONS can promote and support the sale of environmentally preferred fuel sources and blends. ZEONS can also adjust product sales mix to optimize sales.

ZEONS Realty will focus on purchasing or leasing fuel-related properties such as gas stations, truck stops, convenience stores, and land. Property owners can sell or lease their properties to ZEONS or enter into joint ventures with ZEONS. ZEONS will bid on properties based on the best available market price.

ZEONS will strategically acquire service stations and truck stops along the NAFTA corridor – I-35, I-69, in preparation for the opening of trade and traveling barriers from Mexico in 2013. 18 wheelers and high capacity vehicles must conform to new environmental standards reducing emissions. By providing adequate supply of biodiesel (60 million gallons per year), which produces 20 – 100% lower emissions than regular petro diesel, ZEONS will keep the economy going and help sustain environmental standards.

ZEONS can establish a presence in Mexico and Canada by establishing a relationship with our neighbors as they travel through the United States.

JOBBERSHIPS: Acquiring strategic fuel providers and their assets as well as their distribution points provides definite sales points.

ZEONS will acquire pure (referred to as “neat”) biodiesel fuel (B100) and distribute petroleum/biodiesel blended fuel (typical 80% petrodiesel and 20% biodiesel referred to as B20) for sale through our network. Our strategy is focused on realistic market assumptions and expectations, maintaining product quality, and employ superior logistics to meet the demands of the marketplace.

Our principal market approach is the operation and/or control of retail ZEONS outlets across the State of Texas. These outlets sell traditional petroleum based diesel and gasoline fuel, as well as blends of bio-fuels such as B20 diesel fuel. We also sell all blends from B99 (99% biodiesel) to B1 (1% biodiesel) biodiesel products based upon the needs and demands of our customers.

In order to maintain competitive flexibility in this emerging sector rather than invest substantial capital into the production of bio-fuels and feedstock development ZEONS has established strategic alliances with groups that have those capabilities.

ZEONS is also in the process of negotiating interests in a portfolio of operating retail properties, retail properties under development, operating commercial properties, a related parking garage, commercial property under development and parcels of land that may be used for future development of retail or commercial properties. ZEONS’s strategy is to maximize the cash flow of its operating properties, successfully complete the construction and lease-up of the development portfolio and identify additional growth opportunities in the form of new developments and acquisitions. A significant volume of growth opportunity is sourced through the extensive network of tenant, corporate and institutional relationships that have been established over the last four decades.

New investments are focused in the shopping center sector, and ZEONS may selectively pursue commercial development opportunities in markets where it currently operates and where it believes the existing infrastructure and relationships can be leveraged to generate attractive risk adjusted returns

ZEONS Services

ZEONS service activities will encompass a wide spectrum of business interests, ranging from apparel and automotive trading to manufacturing and materials handling.

ZEONS plans to market major food and lifestyle branded products and healthcare products in over 25 countries including Justin’s Nut Butter™ and various other health products from companies like Vitalee, Inc. Currently, ZEONS is forming relationships with major distributors in the food, health and consumer industries across 27 countries.

ZEONS will also export its own in-house developed brands including Baron Nuts™, Allie Bee Honey, Elqui Valley Olive Oils, Baron Valley Honey Crème’s and Pancake Syrup, and a variety of other fast moving and consumer oriented products.

ZEONS will develop and expand its offerings within media to include full-motion pictures, publishing, intellectual property and entertainment.

Marketing & Sales

ZEONS’ goal is to provide the domestic and international market with clean and affordable products. Our market size is enormous and is growing at an exponential rate. Our intention is to become a major player in the world market with our niche positioning, unique and high quality products, and unmatched customer service. Our marketing strategy will focus heavily on marketing public relations, sales promotion, product positioning in the market and customer service with loyalty and retention in sales.

▪	The marketing budget will be substantial enough to support our gross annual sales.

▪	Our promotions will always stay in tune with our company objectives and mission statement.

To further entrench its footing within its niche market, ZEONS will utilize its established connections with industry to provide the company an opportunity to offer unique products in selected international markets that are in need of high quality, cost effective manufactured products.

• Estimated market size: 24,154 customers

• No concentration of service providers

• Further service/market development is available

• Further geographical expanding is available

ZEONS will focus on companies with min. sales of $5m & min. of 10 employees in the industries presented.

Marketing & Sales Objectives

ZEONS’ marketing and sales objectives are defined in marketing and sales objectives. Management is involved in defining strategic and tactical goals to be accomplished on a quarterly and annual basis. ZEONS’s marketing and sales objectives for the next one-thousand days are outlined as follows:

Marketing Objectives

1) Ensure compliance and environmental stewardship in the community by being responsible neighbors and through the efficient use of resources.

2) Profit maximization.

3) Growth measured by an increase in market share or sales revenue.

4) Continuously broaden our customer database by obtaining new information on customer characteristics and needs

5) Develop and implement a promotional plan to drive increased business.

6) Improve marketing, advertising, and public relations

7) Improve distributor and/or supplier relationships.

8) Establish one new strategic alliance annually.

9) Increase market share.

10) Acquire higher product quality than rivals.

11) Offer lower costs relative to key competitors.

12) Develop a broader or more attractive product line than rivals.

13) Have a stronger reputation with customers than rivals.

14) Pursue superior customer service.

15) Get recognition as a leader in service/product innovation.

16) Expand to a wider geographic area than rivals.

Sales Objectives

1) Expand sales to existing customers

2) Increase customer retention.

3) Increase customer loyalty.

4) Cross sell existing products/service to current clients.

5) Aggressively strengthen our upstream channels.

6) Improve distributor and/or supplier relationships.

7) Build product awareness and reinforce brand.

8) Exhibit at minimum 1 international trade show and 2 regional shows per year

Marketing Strategy

ZEONS’s marketing strategy is a continuum of marketing initiatives being developed in concert with sales and partnership initiatives to achieve the overall ZEONS goals. ZEONS will create awareness and leverage partnerships and references to gain access to the market, establish credibility, and develop industry-leading solutions.

Since ZEONS is in the development stages of assembling all the necessary components to execute its enterprise operation; Management has focused on developing the immediate opportunities within consumer goods, services and energy supply

Our general marketing strategy is outlined below:

Selling Methodology

▪
Examining data sources (newspapers, directories) in search of names and contact information. Lists will be developed internally and through commercial list vendors such as Dun & Brad Street, Experian, RL Polk and TRW

▪	Putting up a booth at industry specific trade shows to encourage drop-bys and inquiries.

▪	Inviting current customers to suggest names of prospective customers.

▪	Cultivating other referral sources, such as suppliers, dealers, noncompeting sales representatives, bankers, and trade association executives.

▪	Contacting organizations and associations to which prospects belong.

▪	Engaging in speaking and writing activities that will raise awareness and draw attention.

▪	Using the telephone, mail, and internet to find and develop leads

▪	Canvassing tradeshows and sponsorships of select industry events.

Employees

As of November 30, 2011, we have 1 full time employee, and plan to employ more qualified employees in the near future.

DESCRIPTION OF PROPERTY

Our principal executive office is located at 2961 W. MacArthur Blvd., Ste. 131, Santa Ana, CA 92704, and our telephone number is 888-582-1118.  After the expiration of the KGI Holdings Administrative Agreement we now lease the office space on a month to month basis at a rate of $1750.00 per month.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings, which arise, in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is presently no public market for our shares of common stock. We anticipate applying for trading of our common stock on the OTCBB upon the effectiveness of the registration statement of which this prospectus forms apart. However, we can provide no assurance that our shares of common stock will be traded on the OTCBB or, if traded, that a public market will materialize.

Holders of Capital Stock

As of the date of this registration statement, we had 50 holders of our common stock and 1 holder of our preferred stock.

Rule 144 Shares

As of the date of this registration statement, we do not have any shares of our common stock that are currently available for sale to the public in accordance with the volume and trading limitations of Rule 144.

Stock Option Grants

We do not have any stock option plans.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

ZEONS Global, Inc.

Financial Statements
(Unaudited)

ZEONS GLOBAL, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
SEPTEMBER 30, 2011 & DECEMBER 31, 2010
[UNAUDITED]

	SEPTEMBER 30,	DECEMBER 31,
	2011	2010
ASSETS

CURRENT ASSETS
Cash	$53,578	$-
Total current assets	53,578	-

Property and equipment, net	3,422	5,473
Intangible assets	45,000	45,000
TOTAL ASSETS	$102,000	$50,473

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$275,202	$127,333
Total current liabilities	275,202	127,333

TOTAL LIABILITIES	275,202	127,333

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock subscribed; 0 and 1,000,000 shares as of
September 30, 2011 and December 31, 2010, respectively	-	1,000
Common stock subscribed; 10,000 and 28,119,349 shares
as of September 30, 2011 and December 31, 2010, respectively	1,000	87,779
Preferred stock; $.001 par value; 5,000,000 shares authorized; 1,000,000 and 0 shares issued and outstanding as of September 30, 2011 and
December 31, 2010, respectively	1,000	-
Common stock; $0.001 par value; 45,000,000 shares authorized;
29,105,600 and 0 shares issued and outstanding as of September 30, 2011
and December 31, 2010, res pectively	29,105	-
Additional paid-in capital	158,299	-
Accumulated deficit	(362,606)	(165,639)
Total stockholders' deficit	(173,202)	(76,860)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$102,000	$50,473

The accompanying notes are integral part of these financial statements.

ZEONS GLOBAL, INC.
(A DEVELOPMENT STAGE COMPANY)
CONDENSED STATEMENTS OF OPERATIONS
FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2011
AND THE PERIOD FROM APRIL 29, 2010 (INCEPTION) THROUGH SEPTEMBER 30, 2010
AND THE PERIOD FROM APRIL 29, 2010 (INCEPTION) THROUGH SEPTEMBER 30, 2011
[UNAUDITED]

	SEPTEMBER 30, 2011	SEPTEMBER 30, 2010	APRIL 29, 2010 (INCEPTION) THROUGH SEPTEMBER 30, 2011

REVENUE	$120,387	$-	$120,387

COST OF REVENUES	-	-	-

GROSS PROFIT	120,387		120,387

OPERATING EXPENSES
General and administrative	177,875	76,364	317,170
Pro fessional fees	36,802	-	36,802
Consultant fees	100,625	5,894	115,360
Depreciation and amortization	2,052	6,633	13,661
LOSS FROM OPERATIONS	317,354	88,891	482,993

NET INCOME (LOS S )	(196,967)	(88,891)	(362,606)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	9,844,541	-
BASIC AND DILUTED NET LOSS PER COMMON SHARE	$(0.02)	$-

The accompanying notes are integral part of these financial statements.

ZEONS GLOBAL, INC.
CONDENSED STATEMENTS OF CASH FLOW
FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2011
AND THE PERIOD FROM APRIL 29, 2010 (INCEPTION) THROUGH SEPTEMBER 30, 2010
AND THE PERIOD FROM APRIL 29, 2010 (INCEPTION) THROUGH SEPTEMBER 30, 2011
[UNAUDITED]

	SEPTEMBER 30, 2011	APRIL 29, 2010 (INCEPTION) THROUGH SEPTEMBER 30, 2010	APRIL 29, 2010 (INCEPTION) THROUGH SEPTEMBER 30, 2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$(196,967)	$(88,891)	$(362,606)

Adjustments to reconcile net (loss) to net cash used in operating activities:

Common stock issued for services	100,625	10,679	127,322
Depreciation expense	2,051	6,633	13,660

Change in assets and liabilities
Increase in accounts payable	147,869	71,579	275,202

Net cash provided by (used in) operating activities	53,578		416,184

NET INCREASE IN CASH AND CASH EQUIVALENTS	53,578		53,578
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	-
CASH AND CASH EQ UIVALENTS - END OF PERIOD	$53,578		53,578

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for:	$-	$-	$-
Interest Income Taxes	$-	$-	$-

NON CASH TRANSACTIONS
Property and equipment acquired in asset purchase	$-	$17,082	$-
Intangible assets acquired in asset purchase	$-	$45,000	$-
Shares issued for services	$100,625	$10,679	$127,322

The accompanying notes are integral part of these financial statements.

ZEONS GLOBAL, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE CONDENSED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

Note 1 - Organization

Zeons Global, Inc. (formerly Khanstellation Group, Inc.) (a corporation in the development stage) (the “Company”) was incorporated in the State of Delaware on April 29, 2010.  Zeons Global, Inc. is a multi-tier Company engaged in the following business activities: distribution of environmental and health conscious food products, business consulting, real estate development and the production and distribution of biodiesel fuel. In these notes, the terms “Zeons Global”, “Company”, “we”, “us” or “our” mean Zeons Global, Inc.

Basis of Presentation

These condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Securities and Exchange Commission (“SEC”) Form 10-Q and Article 8 of SEC Regulation S-X. The principles for interim financial information do not require the inclusion of all the information and footnotes required by generally accepted accounting principles for complete financial statements. Therefore, these financial statements should be read in conjunction with the Company’s audited financial statements in Form S-1filed with the SEC for the year ended December 31, 2010. The condensed financial statements included herein are unaudited; however, in the opinion of management, they contain all normal recurring adjustments necessary for a fair statement of the condensed results for the interim periods. Operating results for nine month periods ended September 30, 2011 and the period from April 29, 2010 (inception) through September 30, 2010 are not necessarily indicative of the results that may be expected for the year ending December 31, 2011.

Note 2 - Summary Of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with the Generally Accepted Accounting Principles in the United States of America ("GAAP").

Development Stage Company

The Company is considered to be in the development stage as defined by ASC 915.  The Company has devoted substantially all of its efforts to the corporate formation, the raising of capital and attempting to generate customers for the sale of the Company’s products.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments and other short-term investments with maturity of three months or less, when purchased, to be cash equivalents.

ZEONS GLOBAL, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE CONDENSED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

Note 2 - Summary Of Significant Accounting Policies (Continued)

Property and Equipment

Property and equipment are stated at cost. When retired or otherwise disposed, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition, is reflected in earnings. For financial statement purposes, property and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives of 3 to 5 years.

Expenditures for repairs and maintenance which do not materially extend the useful lives of property and equipment are charged to operations.  When property or equipment is sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the respective accounts with the resulting gain or loss reflected in operations.  Management periodically reviews the carrying value of its property and equipment for impairment.

Recoverability of Long-Lived and Intangible Assets

The Company has adopted Accounting Standards Codification subtopic 360-10, Property, Plant and Equipment (“ASC 360-10”).  ASC 360-10 requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses or a forecasted inability to achieve break-even operating results over an extended period.  The Company evaluates the recoverability of long-lived assets based upon forecasted undiscounted cash flows.  Should impairment in value be indicated, the carrying value of intangible assets would be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset.  ASC 360-10 also requires assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell.

Identifiable Intangible Assets

 In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 350, Intangibles – Goodwill and Other, goodwill and intangible assets with indefinite lives are not amortized but instead are measured for impairment at least annually in the fourth quarter, or when events indicate that impairment exists.  As required by ASC 350, in the impairment tests for indefinite-lived intangible assets, we compare the estimated fair value of the indefinite-lived intangible assets, website domain names, using a combination of discounted cash flow analysis and market value comparisons.  If the carrying value exceeds the estimate of fair value, we calculate the impairment as the excess of the carrying value over the estimate of fair value and accordingly, record the loss. Intangible assets that are determined to have definite lives are amortized over the shorter of their legal lives or their estimated useful lives and are measured for impairment only when events or circumstances indicate the carrying value may be impaired in accordance with ASC 360, Property, Plant and Equipment discussed under the policy Recoverability of Long-Lived and Intangible Assets.

ZEONS GLOBAL, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE CONDENSED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

Note 2 - Summary Of Significant Accounting Policies (Continued)

Inventories

Inventories are stated at the lower of cost or market under the first in, first-out method.  We are currently holding only promotional inventory.

Stock-Based Compensation

The Company accounts for share-based compensation in accordance with Accounting Standards Codification subtopic 718-10, Stock Compensation (“ASC 718-10”).  This requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including employee stock options and employee stock purchases related to an Employee Stock Purchase Plan based on the estimated fair values.

As of September 30, 2011, there were no outstanding employee stock options.

Basic and Diluted Loss Per Common Share

Basic net loss per common share is computed using the weighted average number of common shares outstanding.  Diluted loss per share reflects the potential dilution from common stock equivalents, such as stock issuable pursuant to the exercise of stock options and warrants.  There were no dilutive potential common shares as of September 30, 2010. Because the Company has incurred net losses and there are no potential dilutive shares, basic and diluted loss per common share are the same.

Fair Value of Financial Instruments

The Company’s financial instruments include cash and other current liabilities.  The fair values of these financial instruments approximate their carrying values due to their short maturities.

Income Taxes

The Company has adopted Accounting Standards Codification subtopic 740-10, Income Taxes (“ASC 740-10”).  ASC 740-10 requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns.  Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  Valuation allowances are established, when necessary, to reduce deferred tax assets to amounts that are expected to be realized.

The Company adopted the provisions of FASB Interpretation No. 48; “Accounting For Uncertainty In Income Taxes” - An Interpretation of ASC Topic 740 ("FIN 48"). FIN 48 contains a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not, that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount, which is more than 50% likely of being realized upon ultimate settlement. The Company considers many factors when evaluating and estimating the Company's tax positions and tax benefits, which may require periodic adjustments. At December 31, the Company did not record any liabilities for uncertain tax positions.

ZEONS GLOBAL, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE CONDENSED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

Note 2 - Summary Of Significant Accounting Policies (Continued)

Revenue Recognition

The Company will record revenue from sales in accordance with ASC 605. The criteria for recognition are as follows:

1)   Persuasive evidence of an arrangement exists;
2)   Delivery has occurred or services have been rendered;
3)   The seller’s price to the buyer is fixed or determinable; and
4)   Collectability is reasonably assured.

Determination of criteria (3) and (4) will be based on management's judgments regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments will be provided for in the same period the related sales are recorded.

Subsequent Events

During May 2009 and February 2010, FASB (Financial Accounting Standards Board) issued new authoritative pronouncement regarding recognized and non-recognized subsequent events. This guidance establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued or are available to be issued.

Recently Issued Accounting Standards

In February 2010, the FASB issued Accounting Standards Update 2010-09 which amends ASC 855.  FASB 2010-09 defines the term “SEC Filer” and eliminates the requirement that an SEC filer disclose the date through which subsequent events have been evaluated.  This change was made to alleviate potential conflicts between ASC 855-10 and the reporting requirements of the SEC.  FASB 2010-09 was effective immediately, but is not expected to have a material effect on the Company’s financial statements.

In February 2010, the FASB issued Update No. 2010-08 “Technical Corrections to Various Topics” (“2010-08”). 2010-08 represents technical corrections to SEC paragraphs within various sections of the Codification.  Management is currently evaluating whether these changes will have any material impact on its financial position, results of operations or cash flows.

In April 2010, the FASB issued Accounting Standards Update 2010-17 (“ASU 2010-17”), Revenue Recognition-Milestone Method (Topic 605): Milestone Method of Revenue Recognition. The amendments in this Update are effective on a prospective basis for milestones achieved in fiscal years, and interim periods within those years, beginning on or after June 15, 2010. Early adoption is permitted. If a company elects early adoption and the period of adoption is not the beginning of the entity’s fiscal year, the entity should apply the amendments retrospectively from the beginning of the year of adoption. The Company does not expect the provisions of ASU 2010-17 to have a material effect on the financial position, results of operations or cash flows of the Company.

There were various other updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on the Company's financial position, results of operations or cash flows.

ZEONS GLOBAL, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE CONDENSED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

Note 3 - Going Concern

The accompanying financial statements as of September 30, 2011, have been prepared assuming the Company will continue as a going concern. From the period of inception (April 29, 2010) through September 30, 2011, the Company has experienced a net loss, negative cash flows from operations and has an accumulated deficit of $362,606.  These factors raise substantial doubt about the Company's ability to continue as a going concern. Management intends to raise additional debt and/or equity financing to fund future operations.  There is no assurance that its plan can be implemented; or that the results will be of a sufficient level necessary to meet the Company’s ongoing cash needs.  No assurances can be given that the Company can obtain sufficient working capital through borrowings or that the continued implementation of its business plan will generate sufficient revenues in the future to sustain ongoing operations.

The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of the Company to continue as a going concern.

Note 4 – Asset Purchase – Related Party

On June 1, 2010, Zeons Global, Inc. (formerly Khanstellation Group, Inc.) entered into an asset purchase agreement with KGI Holdings, Inc.(“KGI Holdings), a related party, in which KGI Holdings sold certain property and equipment, intangible assets and inventory to Zeons Global, Inc.. for 17,000,000 shares of Khanstellation Groups common stock valued at $62,082 (.004 per share).

The allocation of the purchase price of the assets acquired is based on their historical cost as follows:

2010
Intellectual property	45,000
Property and equipment, net book value	17,802

Total assets acquired	62,082

Total purchase price	$62,082

ZEONS GLOBAL, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE CONDENSED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

Note 5 – Property Plant and Equipment

 As discussed in Note 4, we purchased certain property and equipment for $17,802.  Property and equipment consisted of the following as of September 30, 2011:

2011
Computer Equipment	$10,012
Office Equipment	7,070

17,082
Accumulated depreciation	(13,660)

Property and equipment, net	$3,422

Depreciation expense was $2,051 and $6,633 for the nine month periods ended September 30, 2011 and 2010, respectively.

Note 6 – Intangible Assets

As discussed in Note 4, we purchased certain domain names and websites for $45,000.  Intangible assets are either amortized over their estimated lives, if a definite life is determined, or are not amortized if their life is considered indefinite.  We account for intangible assets we acquire from related parties at the related parties historical cost.  Intangible assets acquired in a business combination are recorded under the purchase method of accounting on the date of acquisition. Intangible assets consist of the following as of September 30, 2011:

	Estimated Life	2011
Domain names and related websites	Indefinite	$45,000

As of December 31, 2011, we do not believe any impairment of intangible assets has occurred based on our determination of fair value from estimated cash flows and due to our limited operating history.

Note 7 – Administrative Agreement – Related Party

On June 1, 2010, Zeons Global, Inc. (formerly Khanstellation Group, Inc.) entered into an administrative agreement with KGI Holdings, Inc. (“Khanstellation”), a related party, in which Khanstellation agreed to perform and pay for certain administrative expenses on behalf of Zeons Global, Inc. including:  rent, office expenses and professional and consulting fees for $8,000 per month.  The related party is a common director of both Companies.  The agreement is for a term of one year and ends on June 1, 2011.  The Company recognized $40,000 and $32,000 in administrative expenses as of September 30, 2011 and 2010, respectively.

ZEONS GLOBAL, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE CONDENSED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

Note 8 – Stockholders’ Equity

The Company was established with two classes of stock, common stock 45,000,000 shares authorized at a par value of $.001 per share and preferred stock – 5,000,000 shares authorized at a par value of $.001 per share.

On June 1, 2010, the Company authorized the issuance of 17,000,000 of common stock to KGI Holdings, Inc., a related party, to acquire certain assets.  The common stock was valued at $62,082 (.004 per share).  See note 4.  The shares were issued on June 30, 2011.

On December 28, 2010, the Company authorized the issuance of 1,000,000 preferred shares at $1,000 to one of the Company’s founders for $1,000 (.001 per share). The Company recorded operating expenses in the amount of $1,000, which was based on services performed on the date of issuance. The shares were issued on June 30, 2011.

On December 28, 2010, the Company authorized the issuance of 10,962,000 common shares to the Company’s founders for $10,962 ($.001 per share) for services rendered by the Company’s founders, which included the following: corporate formation, website development and identifying strategic business partner.  The Company recorded operating expenses in the amount of $10,962, which was based on the services performed on the date of issuance.   The shares were issued on June 30, 2011.

On December 28, 2010, the Company authorized the issuance 147,349 common shares to consultants for services rendered including accounting, technical and business advisory services at a fair value of $14,735 (.10 per share).  The Company recorded operating expenses in the amount of $14,735, which was based on the services performed on the date of issuance.  The shares were issued on June 30, 2011.

On June 30, 2011, the Company issued 996,250 common shares to a consultant for business advisory services at a fair value of $96,250 (.10 per share).  The Company recorded operating expenses in the amount of $96,250, which was based on the services performed on the date of issuance.

On September 28, 2011, the Company authorized the issuance of 10,000 common shares to a consultant for services rendered including accounting and business advisory services at a fair value of $1,000 (.10 per share).  The Company recorded operating expenses in the amount of $1,000, which was based on the services performed on the date of issuance.  The shares were subscribed and not issued as of September 30, 2011.

ZEONS GLOBAL, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE CONDENSED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

Note 9 – Shares subscribed not issued

During the period ended September 30, 2011, the Company subscribed 10,000 shares of common stock.  The shares had not been issued as of September 30, 2011.  Common subscribed shares consisted of the following:

Common Stock Subscribed, Not Issued

	Assets	Services	Total

April 29, 2010	-	-	-
Shares subscribed	17,000,000	11,119,349	28,119,349
Issuance of subscribed shares	-	-	-

Balance December 31, 2010	17,000,000	11,119,349	28,119,349

Issuance of subscribed shares	(17,000,000)	(11,119,349)	(28,119,349)
Shares subscribed	-	10,000	10,000

Balance September 30, 2011	-	10,000	10,000

During the period ended September 30, 2011, the Company issued 1,000,000 shares of subscribed preferred stock.  There were no subscribed preferred shares as of September 30, 2011.

Note 10 – Subsequent events

On November 28, 2011, the Company issued 1,000,000 common shares to a for services rendered including business consulting and advisory services at a fair value of $100,000 (.10 per share).

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Khanstellation Group, Inc.
(A Development Stage Company)
Laguna Niguel, CA

We have audited the accompanying balance sheets of Khanstellation Group, Inc. (Company) as of December 31, 2010 and the related statements of operations, changes in stockholders' equity, and cash flows for the period from April 29, 2010 (Inception) to December 31, 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Khanstellation Group, Inc. as of December 31, 2010, and the results of their operations and their cash flows for the period from April 29, 2010 (Inception) to December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed further in Note 3, the Company has incurred significant losses.  The Company's viability is dependent upon its ability to obtain future financing and the success of its future operations.  These factors raise substantial doubt about the Company's ability to continue as a going concern.  Management's plan in regard to these matters is also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

TARVARAN, ASKELSON & COMPANY

Laguna Niguel, California
November 7, 2011

KHANSTELLATION GROUP, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
DECEMBER 31, 2010

DECEMBER 31, 2010
ASSETS
CURRENT ASSETS
Cash	$-
Total current assets	-

Property and equipment, net	5,473
Intangible assets	45,000
TOTAL ASSETS	$50,473

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	127,333
Total current liabilities	127,333

TOTAL LIABILITIES	127,333

STOCKHOLDERS' EQUITY

Preferred stock subscribed, 1,000,000 shares	1,000
Common stock subscribed, 28,119,349 shares	87,779

Preferred stock; $.001 par value; 5,000,000 shares authorized; 0 shares issued and outstanding as of December 31, 2010	-
Common stock; $0.001 par value; 45,000,000 shares authorized; 0 shares issued and outstanding as of December 31, 2010	-
Accumulated deficit	(165,639)
Total stockholders' equity	(76,860)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$50,473

The accompanying notes are an integral part of these financial statements.

KHANSTELLATION GROUP, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM APRIL 29, 2010  (INCEPTION) THROUGH DECEMBER 31, 2010

APRIL 29, 2010 (INCEPTION) THROUGH DECEMBER 31, 2010

REVENUE	$-

COST OF REVENUES	-

GROSS PROFIT	-

OPERATING EXPENSES
General and Administrative	139,295
Consulatant fees	14,735
Depereciation and amortization	11,609
LOSS FROM OPERATIONS	165,639

NET LOSS	(165,639)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	-

BASIC AND DILUTED NET LOSS PER COMMON SHARE	$-

The accompanying notes are an integral part of these financial statements.

KHANSTELLATION GROUP, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS’ EQUITY
FOR THE PERIOD FROM APRIL 29, 2010 (INCEPTION) THROUGH DECEMBER 31, 2010

	Preferred Stock		Common Stock		Additional Paid-In	Common Stock Subscribed	Preferred Stock Subscribed	Accumulated	Total Stockholders'
	Shares	Par Value	Shares	Par Value	Capital	Not Issued	Not Issued	Deficit	Deficit

Balance- April 29, 2010		$-		$-	$-	$-	$-	$-	$-

Shares subscribed, not issued relating to assets purchase	-	-	-	-	-	62,082	-	-	62,082

Shares subscribed, not issued related to services with related party	-	-	-	-	-		1,000	-	1,000

Shares subscribed, not issued related to services with related party	-	-	-	-	-	10,962	-	-	10,962

Shares subscribed, not issued related to consulting services	-	-	-	-	-	14,735	-	-	14,735

Net loss	-		-	-				(165,639)	(165,639)

Balance- December31, 2010	-	$-	-	$-	$-	$87,779	$1,000	$(165,639)	$(76,860)

The accompanying notes are an integral part of these financial statements.

KHANSTELLATION GROUP, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOW
FOR THE PERIOD APRIL 29, 2010 (INCEPTION) THROUGH DECEMBER 31, 2010

	APRIL 29, 2010 (INCEPTION) THROUGH DECEMBER 31, 2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)		$(165,639)

Adjustments to reconcile net (loss) to net cash used in operating activities:
Common stock subscribed for services		26,697
Depreciation expense		11,609
Change in assets and liabilities
Increase in accounts payable		127,333
Net cash provided by (used in) operating activities		-

NET INCREASE IN CASH AND CASH EQUIVALENTS		-

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD		-

CASH AND CASH EQUIVALENTS - END OF PERIOD		$-

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$
Income Taxes	$

NON CASH TRANSACTIONS
Property and equipment acquired in asset purchase		$17,082
Intangible assets acquired in asset purchase		$45,000

The accompanying notes are an integral part of these financial statements.

KHANSTELLATION GROUP, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2010

Note 1 - Organization

Khanstellation Group, Inc. (a corporation in the development stage) (the “Company”) was incorporated in the State of Delaware on April 29, 2010.  Khanstellation Group, Inc. is a multi-tier Company engaged in the following business activities: distribution of environmental and health conscious food products, business consulting, real estate development and the production and distribution of biodiesel fuel. In these notes, the terms “Khanstellation Group”, “Company”, “we”, “us” or “our” mean Khanstellation Group, Inc.

Note 2 - Summary Of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with the Generally Accepted Accounting Principles in the United States of America ("GAAP").

Development Stage Company

The Company is considered to be in the development stage as defined by ASC 915.  The Company has devoted substantially all of its efforts to the corporate formation, the raising of capital and attempting to generate customers for the sale of the Company’s products.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments and other short-term investments with maturity of three months or less, when purchased, to be cash equivalents.

Property and Equipment

Property and equipment are stated at cost. When retired or otherwise disposed, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition, is reflected in earnings. For financial statement purposes, property and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives of 3 to 5 years.

Expenditures for repairs and maintenance which do not materially extend the useful lives of property and equipment are charged to operations.  When property or equipment is sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the respective accounts with the resulting gain or loss reflected in operations.  Management periodically reviews the carrying value of its property and equipment for impairment.

KHANSTELLATION GROUP, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2010

Note 2 - Summary Of Significant Accounting Policies (Continued)

Recoverability of Long-Lived and Intangible Assets

The Company has adopted Accounting Standards Codification subtopic 360-10, Property, Plant and Equipment (“ASC 360-10”).  ASC 360-10 requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses or a forecasted inability to achieve break-even operating results over an extended period.  The Company evaluates the recoverability of long-lived assets based upon forecasted undiscounted cash flows.  Should impairment in value be indicated, the carrying value of intangible assets would be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset.  ASC 360-10 also requires assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell.

Identifiable Intangible Assets

In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 350, Intangibles – Goodwill and Other, goodwill and intangible assets with indefinite lives are not amortized but instead are measured for impairment at least annually in the fourth quarter, or when events indicate that impairment exists.  As required by ASC 350, in the impairment tests for indefinite-lived intangible assets, we compare the estimated fair value of the indefinite-lived intangible assets, website domain names, using a combination of discounted cash flow analysis and market value comparisons.  If the carrying value exceeds the estimate of fair value, we calculate the impairment as the excess of the carrying value over the estimate of fair value and accordingly, record the loss. Intangible assets that are determined to have definite lives are amortized over the shorter of their legal lives or their estimated useful lives and are measured for impairment only when events or circumstances indicate the carrying value may be impaired in accordance with ASC 360, Property, Plant and Equipment discussed under the policy Recoverability of Long-Lived and Intangible Assets.

Inventories

Inventories are stated at the lower of cost or market under the first in, first-out method.  We are currently holding only promotional inventory.

Stock-Based Compensation

The Company accounts for share-based compensation in accordance with Accounting Standards Codification subtopic 718-10, Stock Compensation (“ASC 718-10”).  This requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including employee stock options and employee stock purchases related to an Employee Stock Purchase Plan based on the estimated fair values.

As of December 31, 2010, there were no outstanding employee stock options.

KHANSTELLATION GROUP, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2010

Note 2 - Summary Of Significant Accounting Policies (Continued)

Basic and Diluted Loss Per Common Share

Basic net loss per common share is computed using the weighted average number of common shares outstanding.  Diluted loss per share reflects the potential dilution from common stock equivalents, such as stock issuable pursuant to the exercise of stock options and warrants.  There were no dilutive potential common shares as of December 31, 2010. Because the Company has incurred net losses and there are no potential dilutive shares, basic and diluted loss per common share are the same.

Fair Value of Financial Instruments

The Company’s financial instruments include cash and other current liabilities.  The fair value of these financial instruments approximate their carrying values due to their short maturities.

Income Taxes

 The Company has adopted Accounting Standards Codification subtopic 740-10, Income Taxes (“ASC 740-10”).  ASC 740-10 requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns.  Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  Valuation allowances are established, when necessary, to reduce deferred tax assets to amounts that are expected to be realized.

 The Company adopted the provisions of FASB Interpretation No. 48; “Accounting For Uncertainty In Income Taxes” - An Interpretation of ASC Topic 740 ("FIN 48"). FIN 48 contains a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not, that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount, which is more than 50% likely of being realized upon ultimate settlement. The Company considers many factors when evaluating and estimating the Company's tax positions and tax benefits, which may require periodic adjustments. At December 31, the Company did not record any liabilities for uncertain tax positions.

Revenue Recognition

The Company will record revenue from sales in accordance with ASC 605. The criteria for recognition are as follows:
1) Persuasive evidence of an arrangement exists;
2) Delivery has occurred or services have been rendered;
3) The seller’s price to the buyer is fixed or determinable; and
4) Collectability is reasonably assured.

Determination of criteria (3) and (4) will be based on management's judgments regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments will be provided for in the same period the related sales are recorded.

Note 2 - Summary Of Significant Accounting Policies (Continued)

Subsequent Events

During May 2009 and February 2010, FASB (Financial Accounting Standards Board) issued new authoritative pronouncement regarding recognized and non-recognized subsequent events. This guidance establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued or are available to be issued.

Recently Issued Accounting Standards

In February 2010, the FASB issued Accounting Standards Update 2010-09 which amends ASC 855.  FASB 2010-09 defines the term “SEC Filer” and eliminates the requirement that an SEC filer disclose the date through which subsequent events have been evaluated.  This change was made to alleviate potential conflicts between ASC 855-10 and the reporting requirements of the SEC.  FASB 2010-09 was effective immediately, but is not expected to have a material effect on the Company’s financial statements. In February 2010, the FASB issued Update No. 2010-08 “Technical Corrections to Various Topics” (“2010-08”). 2010-08 represents technical corrections to SEC paragraphs within various sections of the Codification.  Management is currently evaluating whether these changes will have any material impact on its financial position, results of operations or cash flows.

In April 2010, the FASB issued Accounting Standards Update 2010-17 (“ASU 2010-17”), Revenue Recognition-Milestone Method (Topic 605): Milestone Method of Revenue Recognition. The amendments in this Update are effective on a prospective basis for milestones achieved in fiscal years, and interim periods within those years, beginning on or after June 15, 2010. Early adoption is permitted. If a company elects early adoption and the period of adoption is not the beginning of the entity’s fiscal year, the entity should apply the amendments retrospectively from the beginning of the year of adoption. The Company does not expect the provisions of ASU 2010-17 to have a material effect on the financial position, results of operations or cash flows of the Company.

There were various other updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on the Company's financial position, results of operations or cash flows.

KHANSTELLATION GROUP, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2010

Note 3 - Going Concern

The accompanying financial statements as of December 31, 2010 have been prepared assuming the Company will continue as a going concern. From the period of inception (April 29, 2010) through December 31, 2010, the Company has experienced a net loss, negative cash flows from operations and has an accumulated deficit of $165,639.  These factors raise substantial doubt about the Company's ability to continue as a going concern. Management intends to raise additional debt and/or equity financing to fund future operations.  There is no assurance that its plan can be implemented; or that the results will be of a sufficient level necessary to meet the Company’s ongoing cash needs.  No assurances can be given that the Company can obtain sufficient working capital through borrowings or that the continued implementation of its business plan will generate sufficient revenues in the future to sustain ongoing operations.

The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of the Company to continue as a going concern.

Note 4 – Asset Purchase – Related Party

On June 1, 2010, Khanstellation Group, Inc. entered into an asset purchase agreement with KGI Holdings, Inc.(“KGI Holdings), a related party, in which KGI Holdings sold certain property and equipment, intangible assets and inventory to Khanstellation Group, Inc. for 17,000,000 shares of Khanstellation Groups common stock valued at $62,082 (.004 per share).

The allocation of the purchase price of the assets acquired is based on their historical cost as follows:

2010
Intellectual property	45,000
Property and equipment, net book value	17,802

Total assets acquired	62,082

Total purchase price	$62,082

KHANSTELLATION GROUP, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2010

Note 5 – Property Plant and Equipment

As discussed in Note 4, we purchased certain property and equipment for $17,802.  Property and equipment consisted of the following as of December 31, 2010:

2010
Computer Equipment	$10,012
Office Equipment	7,070

17,082
Accumulated depreciation	(11,608)

Property and equipment, net	$5,474

Depreciation expense was $11,608 for the year ended December 31, 2010.

Note 6 – Intangible Assets

As discussed in Note 4, we purchased certain domain names and websites for $45,000.  Intangible assets are either amortized over their estimated lives, if a definite life is determined, or are not amortized if their life is considered indefinite.  We account for intangible assets we acquire from related parties at the related parties historical cost.  Intangible assets acquired in a business combination are recorded under the purchase method of accounting on the date of acquisition. Intangible assets consist of the following as of December 31, 2010:

	Estimated Life	2010
Domain names and related websites	Indefinite	$45,000

As of December 31, 2010, we do not believe any impairment of intangible assets has occurred based on our determination of fair value from estimated cash flows and due to our limited operating history.

Note 7 – Administrative Agreement – Related Party

On June 1, 2010, Khanstellation Group, Inc. entered into an administrative agreement with Khanstellation Holdings, Inc. (“Khanstellation”), a related party, in which Khanstellation agreed to perform and pay for certain administrative expenses on behalf of Khanstellation Group, Inc. including:  rent, office expenses and professional and consulting fees for $8,000 per month.  The related party is a common director of both Companies.  The agreement is for a term of one year and ends on June 1, 2011.

KHANSTELLATION GROUP, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2010

Note 8 – Stockholders’ Equity

The Company was established with two classes of stock, common stock 45,000,000 shares authorized at a par value of $.001 per share and preferred stock – 5,000,000 shares authorized at a par value of $.001 per share.

On June 1, 2010, the Company authorized the issuance of 17,000,000 of common stock to KGI Holdings, Inc., a related party, to acquire certain assets.  The common stock was valued at $62,082 (.004 per share).  As of December 31, 2010 the shares are considered subscribed and not issued. See note 4.

On December 28, 2010, the Company authorized the issuance 1,000,000 preferred shares at $1,000 to one of the Company’s founders for $1,000 (.001 per share). The Company recorded operating expenses in the amount of $1,000, which was based on services performed on the date of issuance. As of December 31, 2010 the shares are considered subscribed and not issued.

On December 28, 2010, the Company authorized the issuance of 10,962,000 common shares to the Company’s founders for $10,962 ($.001 per share) for services rendered by the Company’s founders, which included the following: corporate formation, website development and identifying strategic business partners, the Company recorded operating expenses in the amount of $10,962, which was based on the services performed on the date of issuance. As of December 31, 2010 the shares are considered subscribed and not issued.

On December 28, 2010, the Company authorized the issuance of 147,349 common shares to consultants for services rendered including accounting, technical and business advisory services at a fair value of $14,735 (.10 per share). As of December 31, 2010 the shares are considered subscribed and not issued.

Note 9 – Shares subscribed not issued

During the year ended December 31, 2010, the Company subscribed 28,119,349 shares of common stock.  The shares had not been issued as of December 31, 2010.  Common subscribed shares consisted of the following:

Common Stock Subscribed, Not Issued
	Assets	Services	Total

April 29, 2010	-	-	-
Shares subscribed	17,000,000	11,119,349	281,19,349
Issuance of subscribed shares	-	-	-
Balance December 31, 2010	17,000,000	11,119,343	28,119,349

During the year ended December 31, 2010, the Company subscribed 1,000,000 shares of preferred stock.  The shares had not been issued as of December 31, 2010.  Preferred subscribed shares consisted of the following:

Preferred Stock Subscribed, Not Issued
	Services	Total
April 29, 2010	-	-
Shares subscribed	1,000,000	1,000,000
Issuance of subscribed shares	-	-
Balance December 31, 2010	1,000,000	1,000,000

Note 10 – Subsequent Events

On January 14, 2011 the Company changed its name to Zeons Global, Inc. and filed the required forms with the State of Delaware secretary of state.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULT OF OPERATIONS

The following plan of operation provides information which management believes is relevant to an assessment and understanding of our results of operations and financial condition. The discussion should be read along with our financial statements and notes thereto. This section includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our predictions.

Plan of Operations
Financial Projections

Capital Required and Use of Proceeds

ZEONS is seeking $25 Million in equity/debt capitalization for business expansion, development of corporate branding/identity, marketing, IPO and operational needs. The company currently has 45 Million common capital shares and 5 Million Preferred shares authorized. Perhaps one of the most critical success factors in our business model is the availability of funds to meet timing differences between paying for fuel purchases and when receipts come in from customers, the government (IRS 637) and the funds required to secure our points of distribution.

ZEONS's funding needs fall into five distinct categories.

1. Inventory and Receivable Line of Credit/Letter of Credit. The largest is a credit facility to bridge the gap between fuel purchase and fuel sales receipts. We expect this cycle to average between 4-10 days. This implies we will continually need financing for between 4 days and 10 days of purchases. Initially Zeon will use a combination of trade credit and private funding sources to meet this need. As we establish our credit history we will utilize trade credit (with terminals we use frequently) backed by bank issued letters of credit and bank lines of credit (for purchases Category % of Funds from terminals less frequently used (price advantage or location convenience as they may arise from time to time).

2. Working Capital. Initial funds needed to launch our expanded business plan.

3. Term Revolver. Funds needed to support initial “inside” sales inventory, acquire licenses, and install signage for each location purchased or leased. This facility would also support the promotion funds and signage installations at locations where Zeon has fuel contracts.

4. Mortgage Loan Facility. Locations that ZEONS purchases will require financing. Our assumption is that we will be able to demonstrate acceptable financial ratios such as debt coverage at 80% loan to value. In some cases where cash flow permits we will consider higher financing levels, however, for financial modeling purposes we assume 80% LTV.

5. Equity. Equity will be used to support the 20% down payment requirement on purchased locations. Initial $5 million will be used to secure new locations.

Borrowing Assumptions:

1. $1 million of inventory and receivable financing supports approximately 3.2 million gallons per month ($7.9 million in purchases) at current prices assuming an average 4 day cycle. At a 7 days cycle the same $1 million would support about 1.6 million gallons per month ($3.8 million in purchases).

2. Working capital funds basically cover the IRS 637 refund (biodiesel blender’s refund) lag of 60 days. In months one and two the accrued refund amounts to $204,000 assuming all diesel sales are B20 (80% petrodiesel and 20% biodiesel).

3. Term Revolver will support “inside” inventory, licenses and signage cost of $165,000 per truck stop purchased; $135,000 for truck stops leased; and, $50,000 for signage and promotion on fuel contract locations.

4. Mortgage financing and 20% down assume each location purchased is valued at $2,000,000.

Results of Operation

Nine Months Ended September 30, 2011 Compared to the period from inception in April 2010 through September 31, 2010

For the nine months ended September 30, 2011, we had $120,387 in revenue. We brokered sales for consumer goods and services received from securing purchase orders. Expenses for the nine months totaled $317,354 resulting in a loss of $196,967.  Expenses of $317,354 for the nine months consisted of $177,875 for general and administrative expenses, $36,802 for professional fees, $100,625 for consultant fees and $2,052 for depreciation and amortization.

From inception through September 30, 2010, we had $0 in revenue.  Expenses for the period totaled $88,891 resulting in a loss of $88,891.  Expenses of $88,891 for the period consisted of $76,364 for general and administrative expenses, $5,894 for consultant expenses and $6,633 for depreciation and amortization.

Capital Resources and Liquidity

As of September 30, 2011 we had $53,578 in cash.

We believe that we will need additional funding to satisfy our cash requirements for the next twelve months. Completion of our plan of operations is subject to attaining adequate revenue or financing. We cannot assure investors that we will generate the revenues needed or that additional financing will be available. In the absence of attaining adequate revenue or additional financing, we may be unable to proceed with our plan of operations.

We anticipate that our operational, and general and administrative expenses for the next 12 months will total approximately $1,000,000. We do not anticipate the purchase or sale of any significant equipment but may purchase assets. We also do not expect any significant additions to the number of employees. We estimate that we may need 10-12 million dollars in revenue over the next 12 months to cover expenses. If we have to comply with more regulatory requirements than expected, we may need another 1 – 2 million dollars. The foregoing represents our best estimate of our cash needs based on current planning and business conditions. The exact allocation, purposes and timing of any monies raised in a public financings may vary significantly depending upon the exact amount of funds raised and our progress with the execution of our business plan. We anticipate that depending on market conditions and our plan of operations, we may incur operating losses in the foreseeable future. Therefore, our auditors have raised substantial doubt about our ability to continue as a going concern.

Critical Accounting Policies

The Company’s financial statements and related public financial information are based on the application of accounting principles generally accepted in the United States (“GAAP”). GAAP requires the use of estimates; assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenue and expense amounts reported. These estimates can also affect supplemental information contained in our external disclosures including information regarding contingencies, risk and financial condition. We believe our use if estimates and underlying accounting assumptions adhere to GAAP and are consistently and conservatively applied. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. We continue to monitor significant estimates made during the preparation of our financial statement.

Our significant accounting policies are summarized in Note 1 of our financial statements. While all of these significant accounting policies impact the Company’s financial condition and results of operations, we view certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on the Company and require management to use a greater degree of judgment and estimates. Actual results may differ from those estimates. Our management believes that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would cause effect on our financial position or liquidity, results of operations or cash flows for the periods presented.

Off Balance Sheet Transactions

We have no off-balance sheet arrangements.

From Inception until December 31, 2010

Results of Operations

For the period from inception to December 31, 2010, we had $0.00 in revenue.  Expenses for the period totaled $165,639 resulting in a loss of $165,639. Expenses of $165,639 for the period consisted of $139,295 for general and administrative expenses, $14,735 for consultant expenses and $11,609 for depreciation and amortization..

Capital Resources and Liquidity

As of December 31, 2010 we have no cash on hand.

We anticipate that depending on market conditions and our plan of operations, we may incur operating losses in the foreseeable future. Therefore, our auditors have raised substantial doubt about our ability to continue as a going concern

Recent Accounting Pronouncements

During May 2009 and February 2010, FASB (Financial Accounting Standards Board) issued new authoritative pronouncement regarding recognized and non-recognized subsequent events. This guidance establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued or are available to be issued.

Recently Issued Accounting Standards

In February 2010, the FASB issued Accounting Standards Update 2010-09 which amends ASC 855.  FASB 2010-09 defines the term “SEC Filer” and eliminates the requirement that an SEC filer disclose the date through which subsequent events have been evaluated.  This change was made to alleviate potential conflicts between ASC 855-10 and the reporting requirements of the SEC.  FASB 2010-09 was effective immediately, but is not expected to have a material effect on the Company’s financial statements.

In February 2010, the FASB issued Update No. 2010-08 “Technical Corrections to Various Topics” (“2010-08”). 2010-08 represents technical corrections to SEC paragraphs within various sections of the Codification.  Management is currently evaluating whether these changes will have any material impact on its financial position, results of operations or cash flows.

In April 2010, the FASB issued Accounting Standards Update 2010-17 (“ASU 2010-17”), Revenue Recognition-Milestone Method (Topic 605): Milestone Method of Revenue Recognition. The amendments in this Update are effective on a prospective basis for milestones achieved in fiscal years, and interim periods within those years, beginning on or after June 15, 2010. Early adoption is permitted. If a company elects early adoption and the period of adoption is not the beginning of the entity’s fiscal year, the entity should apply the amendments retrospectively from the beginning of the year of adoption. The Company does not expect the provisions of ASU 2010-17 to have a material effect on the financial position, results of operations or cash flows of the Company.

There were various other updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on the Company's financial position, results of operations or cash flows.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in or disagreements with accountants on accounting or financial disclosure matters.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the name and age of officers and director as of September 30, 2011. Our Executive officers are elected annually by our Board of Directors. Our executive officers hold their offices until they resign, are removed by the Board, or his successor is elected and qualified.

Name	Age	Position
Asim Khan	35	Chief Executive Officer, President & Founder
Thomas Farinola	52	Chief Marketing Officer
Asim Khan	35	Chief Financial Officer, Interim
Tasneem Khan	52	Director, Secretary
Larry Smith	63	Director of Business Development
Elizabeth Ovando	26	Treasurer

Set forth below is a brief description of the background and business experience of our executive officers and directors for the past five years.

Asim Khan, Director, CEO, President & Founder, Interim CFO

Asim has a multi-cultural / multi-industry/multi-functional background, enabling balance between day to day and strategic management in many international environments, with proven ability to develop opportunities, establish, and maintain long term alliances at the highest level.  Before recognition as an international trade expert, educator, and author, (MBA/CSP) Mr. Khan successfully and progressively performed in Financial Management, General Management, Corporate Development and CEO positions. For over 15 years Mr. Khan has advised a range of manufacturers and franchisors on their foreign expansion requirements via joint ventures, distribution and licensing partnerships by providing ongoing strategic marketing and sales support and direction to company executives and government officials in the attainment of Increased Business Value and Sustainable Above-Average Returns.  He has developed a global support network of high level personal contacts in industry and government, enabling manufacturer and franchisors to achieve their business objectives in a cost-effective, efficient and proven methodology.

Thomas Farinola, Director and Chief Marketing Officer

Mr. Farinola brings to ZEONS an extensive background in consumer and industrial products and oversees the sales and marketing operations of the entire group's worldwide regional sales offices.  Mr. Farinola started his career as a sales manager in 1984 with Windowrama in Deer Park, New York and got promoted through the ranks to General Manager.  Most recently, Mr. Farinola was vice president, worldwide sales at Guardian Pool Fence Systems, Inc., a 25 year old manufacturer of over three dozen profitable SKUs where he managed a network of over 500 distributors.  From 1987-1996, Mr. Farinola held a variety of sales and management positions at Pella Window Company, American Remodeling, and Bejac Corporation. Mr. Farinola was also the CEO of his own distributorship from 1996-2002 where he generated a million dollar year in sales consistently until divesting profitably. Mr. Farinola holds a BA degree from State University College at Cortland New York.

Larry Smith, Director of Business Development

Mr. Smith is an experienced global consumer product goods leader with a track record of demonstrated expertise and growth through increasingly senior Marketing, Customer Development & Sales roles. Mr. Smith has delivered consistent and strong results driving profit, sales, market share growth, new product and commercial business model innovation across various global and multifunctional roles.

Elizabeth Ovando, Treasurer

Ms. Ovando started her career as a business development manager with Colorescience Inc. where she directed and developed an international sales force of distributors and  under her direction, sales in Latin America increased from  a few hundred thousand to over $3million annually.  Ms. Ovando holds a bachelors degree in political science from San Diego State University.

Karim Daghbouche, Ph.D. Director MENA Operations

Dr. Daghbouche is an executive with 15 years of experience in healthcare markets. His has a track record of expertise in four early stage companies, which included team development, public relations, coordination of vision/mission with primarily focus on building international references, executing global accounts strategy, synchronization of international considerations new business development through horizontal and vertical partners. In his past start-ups with JETLOG Corporation, Germany and a branch office setup in Dubai, Dr. Daghbouche provided leadership, management, and motivation for international team members, developed, communicated, and managed global operations under the premises: primacy on global strategy versus regional considerations. Dr. Daghbouche earned his Master in Political Science and Foundation of Science with a PhD in Theoretical Physics and Axiomatic Set Theory in Germany.

Tasneem Khan, Director

Tasneem Khan is Company Secretary and Director for ZEONS. Ms. Khan started working in the banking industry when she joined Octavian Syndicate Management Limited in 1996 following its take-over by Terra Nova. In March 2000, Markel Corporation acquired the companies and she was appointed Director of Human Resources, Markel International. Before joining the banking industry Ms. Khan spent her earlier career from 1984 to 1995 within the banking sector at Standard Chartered Capital Markets Limited where she held positions in Human Resources, Company Secretarial, Legal & Compliance and Eurobond Trading.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

Other than the officers described above, we do not expect any other individuals to make a significant contribution to our business until we start hiring additional employees to support our growth.

Family Relationships

One of the directors, Tasneem Khan, is the mother  of the President and CEO, Asim Khan.  Other than that, there are no family relationships among our officers, directors, or persons nominated for such positions.

No Legal Proceedings

None of our directors, executive officers, promoters or control persons have been involved in any of the following events during the past five years:

▪	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
▪	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
▪	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or
▪	temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or
▪
being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

The ZEONS Business Conduct Committee

ZEONS’s Business Conduct Committee will consist of 3 senior independent advisors expert in Operations, Legal compliance, and Business development and shall be chaired by the Chairman of the Board of Directors which will guide and assist the executive management of the corporation in areas such risk assessments, process improvement, business ethical conduct, market trends, and regulatory compliance.

Audit Committee

The functions of the planned Audit Committee are currently carried out by our Board of Directors. Our Board of Directors has determined that we do not have an audit committee financial expert on our Board of Directors carrying out the duties of the Audit Committee. Our Board of Directors has determined that the cost of hiring a financial expert to act as a director of Zeons and to be a member of the Audit Committee or otherwise perform Audit Committee functions outweighs the benefits of having a financial expert on the Audit Committee.

EXECUTIVE COMPENSATION

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers paid by us for the period ended December 31, 2010 and through the period ended September 30, 2011.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Totals ($)
Asim Khan	2010	0	0	10,450	0	0	0	0	$10,450
Tasneem Khan	2009	$0	0	1,540	0	0	0	0	$1,540
Tom Farinola	2010	$0	0	100,000	0	0	0	0	$100k

Option Grants Table. There were no individual grants of stock options to purchase our common stock made to the executive officers named in the Summary Compensation Table through December 31, 2010.

Aggregated Option Exercises and Fiscal Year-End Option Value Table. There were no stock options exercised during period ending December 31, 2010 by the executive officers named in the Summary Compensation Table.

Long-Term Incentive Plan (“LTIP”) Awards Table. There were no awards made to a named executive officers in the last completed fiscal year under any LTIP .

Compensation of Directors

Directors are permitted to receive up to 15,000 shares of common stock each year for their services as directors. The Board of Directors has the authority to fix the compensation of directors.  However, no amounts have been paid to, or accrued to, directors in such capacity.

Employment Agreements

Currently, we only have an employment agreement with Asim Khan, the Chief Executive Officer.   The term of the agreement is five (5) years and expires on May 3, 2015.  The base compensation is $95,000 for the initial year of 2010, $120,000 per year for the second year of the term and $150,000 per year for the third year of the term.  After the third year, the base compensation will be based on the compensation for similar sized public companies in similar industries.  The Company pays a car allowance of $950.00 each month and a housing allowance in the amount of $1,500.00 each month.  The employment agreement contemplates the Company entering into and funding a Buy-Sell agreement in the future.  Mr. Khan may be eligible to earn an annual incentive bonus of the greater of (i) 25% of the dollar amount by which the Company exceeds its projections on the amount of capital to be raised from new shareholders or (ii) 25% of the dollar amount by which the Company exceeds its income projections as established by the Board of Directors of the Company in its complete discretion on an annual basis.  This amount shall be paid in the first quarter of each year and calculated as of December 31st of the prior year.  The amount of the bonus may be paid in either cash or stock or some combination of cash and stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding shares of common stock as of September 30, 2011 and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly and the shareholders listed possess sole voting and investment power with respect to the shares shown.

Name (1)	Number of Shares Beneficially Owned	Percent of Class (2)	Estimated Value (4)
Asim Khan(3)	26,450,000	90.8%	$95,220

All Executive Officers and Directors as a group	27,950,000	96%	$104,220
___________
(1) Unless otherwise stated, the address for each person is 28202 Cabot Road., #300. Laguna Niguel, CA 92677.
(2) Based on 29,105,600 shares of common stock outstanding as of September 30, 2011.
(3) Asim Khan controls KGI Holdings Inc., which owns 17,000 000 shares of ZEONS.
(4) Based on the value as determined by sale price to KGI Holdings, Inc. of .0036 per share in April 2010.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

On June 1, 2010, the Company’s Board of Directors approved the purchase of assets from KGI Holdings, Inc. of California.  In exchange for the purchase, ZEONS issued 17,000,000 common stock shares to KGI Holdings, Inc.  The asset purchase agreement is attached to this registration statement as an exhibit.  Asim Khan owns a majority interest in KGI Holdings, Inc. On June 1, 2010, ZEONS entered into an Administrative Services Agreement with KGI Holdings, Inc. to provide managerial services for $8,000 a month.

ITEM 12A.  DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION OF SECURITIES ACT LIABILITIES.

Our directors and officers are indemnified as provided by the Delaware corporate law and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

 ZEONS GLOBAL, INC.

1,000,000 SHARES OF COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus is January 13, 2012

PART II   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Securities and Exchange Commission registration fee	$2,906
Federal Taxes	$0
State Taxes and Fees	$800
Transfer Agent Fees	$5800
Accounting fees and expenses	$18000
Legal fees and expense	$9000
Miscellaneous	$0
Total	$36,506

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM 14.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our directors and officers are indemnified as provided by the Delaware corporate law and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

ITEM 15.     RECENT SALES OF UNREGISTERED SECURITIES.

We were incorporated in the State of Delaware in April 2010 and on or around the date of incorporation 12,150,000 shares were issued to Asim Khan, Tasneem Khan, Thomas Farinola and Elizabeth Ovando.  These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Act”) and were issued as founders shares. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the recipients had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

On June 1, 2010, the Company’s Board of Directors issued an aggregate of 17,000,000 common shares to KGI Holdings, Inc.  These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the seller had the necessary investment intent as required by Section 4(2) since it agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

We have never utilized an underwriter for an offering of our securities. Other than the securities mentioned above, we have not issued or sold any securities.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBIT NUMBER	DESCRIPTION
3.1	Articles of Incorporation
3.2	By-Laws
5.1	Opinion of Springs Law Firm PLLC
10.1	Administrative Services Agreement
23.1	Consent of Tarvaran, Askelson & Company
____________

ITEM 17.   UNDERTAKINGS.

(A) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) The issuer is subject to Rule 430C (ss. 230. 430C of this chapter): Each prospectus filed pursuant to Rule 424(b)(ss. 230. 424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (ss. 230. 430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in Santa Ana, California on January 13, 2012.

ZEONS GLOBAL, INC.

By:	/s/ Asim Khan
Name: Asim Khan
Position: Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer, Director

POWER OF ATTORNEY

KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Asim Khan and their true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer of ZEONS Global, Inc.) to sign any or all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed below by the following persons in the capacities and on the dates stated.

Dated January 13, 2012

ZEONS GLOBAL, INC.

By:	/s/ Thomas Farinola
Thomas Farinola
President
Director

/s/ Tasneem Khan
Tasneem Khan
Secretary
Director

/s/ Larry Smith
Larry Smith Director

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